UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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GREAT WESTERN BANCORP, INC.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GREAT WESTERN BANCORP, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON FEBRUARY 4, 2020
To the Stockholders of Great Western Bancorp, Inc.:
You are cordially invited to attend the 2020 Annual Meeting of Stockholders of Great Western Bancorp, Inc., to be held at The Phoenician, 6000 E. Camelback Road, Scottsdale, Arizona on Tuesday, February 4, 2020, at 9:00 a.m. Mountain Time, or any adjournment thereof (the "Annual Meeting"), for the following purposes:
1. To elect the three nominees for director named in the accompanying proxy statement for the Annual Meeting (the "Proxy Statement") to hold office until the 2023 Annual Meeting of Stockholders;
2. To consider an advisory (non-binding) proposal approving the Company's fiscal year 2019 executive compensation as described in the Proxy Statement;
3. To ratify the appointment of Ernst & Young LLP to serve as the independent registered public accounting firm for fiscal year 2020; and
4. To transact such other business as may properly come before the Annual Meeting.
The Record Date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting was the close of business on December 9, 2019. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection upon request of any stockholder for a purpose germane to the Annual Meeting at our principal executive offices at 225 S. Main Ave., Sioux Falls, South Dakota 57104 during the ten days prior to the Annual Meeting, during ordinary business hours, and at The Phoenician, 6000 E. Camelback Road, Scottsdale, Arizona, during the Annual Meeting.
We encourage you to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we urge you to vote. For instructions on voting, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail or, if you received a hard copy of the Proxy Statement, on the enclosed proxy card. You can choose to receive proxy materials by mail or e-mail if you request them and you continue to have the right to vote by mail, as well as by telephone and on the Internet.

By order of the Board of Directors,
Donald J. Straka
Corporate Secretary

December 23, 2019

2020 PROXY STATEMENT SUMMARY
Great Western Bancorp, Inc.
2020 Proxy Statement - Summary
The following summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all the information you should consider. You should read the entire Proxy Statement carefully before voting.
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GENERAL INFORMATION
(See pages 3 through 6)
Meeting: Annual Meeting of Stockholders Date: Tuesday, February 4, 2020 Time: 9:00 a.m. Mountain Time
Location: The Phoenician, 6000 E. Camelback Road, Scottsdale, Arizona
Record Date: December 9, 2019
Voting: Stockholders as of the Record Date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals being voted upon. See page 3 for further information.
Admission: You must provide an admission ticket or proof of stock ownership to enter the meeting.
PROPOSALS TO BE VOTED ON AND BOARD VOTING RECOMMENDATIONS
Proposals   Recommendation  Page References for more detail
—————————————————————————————————————————————————————————————————

•Election of Directors	FOR Each Director Nominee	19 - 20
•Approval of non-binding advisory proposal on Executive Compensation	FOR	49
•Ratification of the appointment of Ernst & Young LLP as independent accountants for 2020	FOR	52

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DIRECTOR NOMINEES
(See pages 19 through 20)

Director Name	Age	Director Since	Principal Occupation	Independent
Frances Grieb	59	2014	Retired Deloitte LLP Partner	Yes
James Israel	63	2015	Retired Deere & Co. Executive	Yes
Stephen Lacy	65	2015	Chairman of Meredith Corporation	Yes
—————————————————————————————————————————————————————————————————

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2019 FINANCIAL HIGHLIGHTS

Financial highlights for fiscal year 2019 include:
•EPS increase of 9.4% from 2018;
•Growth of 6.0% in consolidated net income to $167.4 million from 2018;
•Strong profitability with return on average common equity of 9.1% and return on average assets of 1.33% for fiscal year 2019;
•Continued focus on operating efficiency resulting in a strong efficiency ratio of 45.8% for fiscal year 2019;
•Increased loan balances by $290.8 million, or 3.1%, during fiscal year 2019;
•Increased deposit balances by $566.8 million, or 5.8%, during fiscal year 2019; and
•Continued strong capital ratios.
For more details, please see "2019 Business Highlights" on page 24.
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EXECUTIVE COMPENSATION
Set forth below is the fiscal year 2019 compensation for each Named Officer ("NEO") as determined under Securities and Exchange Commission ("SEC") rules. See the notes accompanying the 2019 Summary Compensation Table on page 34 for additional information.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)	Non-Equity Plan Compensation ($)	All Other Compensation ($)	Total ($)
Ken Karels
Chairperson, President and Chief Executive Officer	2019	$825,000	$1,219,012	$350,625	$104,734	$2,499,371
Peter Chapman
Executive Vice President and Chief Financial Officer	2019	400,000	369,934	120,000	40,909	930,843
Doug Bass
Executive Vice President and Chief Operating Officer	2019	516,827	491,433	104,325	41,156	1,153,741
Karlyn Knieriem
Executive Vice President and Chief Risk Officer	2019	255,000	102,000	57,375	22,190	436,565
Timothy Kintner
Executive Vice President of the Company and Regional President of our Bank	2019	255,115	100,000	23,130	17,697	395,942
Michael Gough (1)
Former Executive Vice President of the Company and Chief Credit Officer of our Bank	2019	260,000	110,241	37,125	23,363	430,729
(1) Mr. Gough ceased to be an executive officer on September 23, 2019 and remains employed with the Company and our Bank in a non-executive officer role.
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GREAT WESTERN BANCORP, INC.
225 S. Main Ave.
Sioux Falls, South Dakota 57104
PROXY STATEMENT
FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD TUESDAY, FEBRUARY 4, 2020
These proxy materials are furnished in connection with the solicitation by the Board of Directors (the “Board” with individual members of the Board being referred to herein as a “director”) of Great Western Bancorp, Inc., a Delaware corporation ("Great Western", "GWB", "we", "our", "us" and "the Company"), of proxies to be voted at the 2020 Annual Meeting of Stockholders of the Company and at any adjournment of such meeting (the “Annual Meeting”). In accordance with rules and regulations of the Securities and Exchange Commission (the "SEC"), instead of mailing a printed copy of our proxy materials to each stockholder of record, we furnish proxy materials, which include this Proxy Statement (this “Proxy Statement”), and the accompanying proxy card, Notice of Annual Meeting, and Annual Report on Form 10-K for fiscal year ended September 30, 2019, to our stockholders by making such materials available on the Internet unless otherwise instructed by the stockholder. If you received a Notice of Internet Availability of Proxy Materials (the "Notice") by mail and would like to receive a printed copy of our proxy materials by mail or an electronic copy of our proxy materials by email, you should follow the instructions for requesting such materials included in the Notice, which is first being mailed to stockholders on or about December 23, 2019. The Notice will also contain instructions for accessing our proxy materials on the Internet.
When used in this Proxy Statement, the terms “our Bank” and "the Bank" refer to Great Western Bank, a South Dakota banking corporation and our wholly owned subsidiary, and the term “fiscal year” refers to our fiscal year, which is based on a twelve-month period ending September 30 of each year (e.g., fiscal year 2019 refers to the twelve-month period ending September 30, 2019).
ABOUT THE MEETING
When and where is the Annual Meeting?
The Annual Meeting will be held on Tuesday, February 4, 2020 at 9:00 a.m. Mountain Time, at The Phoenician, 6000 E. Camelback Road, Scottsdale, Arizona.
What is the purpose of the Annual Meeting?
At the Annual Meeting, stockholders will act upon the matters described in the Notice of Annual Meeting that accompanies this Proxy Statement, including (i) the election of three nominees for director named in this Proxy Statement; (ii) the approval, on an advisory (non-binding) basis, of the Company's executive compensation for fiscal year 2019 as described in this Proxy Statement; and (iii) the ratification of the Audit Committee’s appointment of Ernst & Young LLP as Great Western’s independent registered public accounting firm for fiscal year 2020.
Who may vote at the Annual Meeting?
Only record holders of our common stock, par value $0.01 per share (“Common Stock”), as of the close of business on December 9, 2019 (the “Record Date”), will be entitled to vote at the Annual Meeting. On the Record Date, the Company had outstanding 56,382,915 shares of Common Stock. Each outstanding share of Common Stock entitles the holder to one vote.
What constitutes a quorum?
The Annual Meeting will be held only if a quorum is present. A quorum will be present if a majority of the shares of Common Stock outstanding on the Record Date are represented, in person or by proxy, at the Annual Meeting. Shares represented by properly completed proxy cards either marked “abstain” or “withhold,” or returned without voting instructions, are counted as present for the purpose of determining whether a quorum is present at the Annual Meeting. Also, if shares are represented by properly completed proxy cards, but are held by brokers who are prohibited from exercising discretionary authority for beneficial owners who have not given voting instructions (“broker non-votes”), those shares will be counted as present for the purpose of determining whether a quorum is present at the Annual Meeting.
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If you are a stockholder of record, you can vote by:
•attending the Annual Meeting and voting by ballot;
•signing, dating and mailing in your proxy card which may be obtained by calling 1-866-641-4276 or by emailing investorvote@computershare.com;
•using your telephone, according to the instructions on the Notice or proxy card; or
•visiting http:/www.investorvote.com/GWBI and then following the instructions on the screen.
The deadline for voting by telephone or on the Internet is 1:00 a.m. Central Time on February 4, 2020.
What do I do if I hold my shares through a broker, bank or other nominee?
If you hold your shares through a broker, bank or other nominee, that institution will instruct you as to how your shares may be voted by proxy, including whether telephone or Internet voting options are available. If you hold your shares through a broker, bank or other nominee and would like to vote in person at the Annual Meeting, you must first obtain a copy of the voting instruction card provided by your broker, bank or nominee or a copy of a brokerage statement showing your ownership of shares as of December 9, 2019.
Can I change or revoke my vote after I submit my vote or return my proxy card?
Yes. If you are a stockholder of record, you may change your vote by:
•voting in person by ballot at the Annual Meeting;
•returning a later-dated proxy card;
•entering a new vote by telephone or on the Internet (prior to 1:00 a.m. Central Time on February 4, 2020); or
•delivering written notice of revocation to the Company’s Corporate Secretary by mail at 225 S. Main Ave., Sioux Falls, South Dakota 57104.
If you vote other than by phone or Internet, you may change your vote at any time before the actual vote takes place at the Annual Meeting. If you vote by phone or Internet, you may change your vote if you do so prior to 1:00 a.m. Central Time on February 4, 2020. If you hold your shares through a broker, bank or other nominee, that institution will instruct you as to how your vote may be changed.
How are votes counted?
Proposal 1: Election of Directors
A plurality of the votes cast for their election is required for the election of each of the three nominees for director. This means that the three nominees receiving the highest number of votes will be elected regardless of whether the number of votes received by any such nominee constitutes a majority of the number of votes cast. Votes to withhold and broker non-votes will not be counted for purposes of this proposal and will not affect the result of the vote. Although directors are elected by a plurality of the votes cast, the Board has adopted a Plurality Plus Voting Policy under which any director who fails to receive a favorable majority vote (i.e., more votes "for" election than "withhold" votes) in an uncontested election is required to tender his or her resignation to the Board for acceptance, with the Board to thereafter determine in its discretion whether to accept or reject the resignation. The Board must publicly disclose its decision to accept or reject the resignation and the reasons supporting such decision.
Proposal 2: Approval of an Advisory (Non-Binding) Proposal Approving the Company's Fiscal Year 2019 Executive Compensation as described in this Proxy Statement
The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on Proposal 2 is required for the approval of the advisory (non-binding) proposal on the Company's fiscal year 2019 executive compensation as described in this Proxy Statement Abstentions will have the same effect as a vote against the proposal. Broker non-votes will have no effect on the outcome of this proposal.
Proposal 3: Ratification of the Appointment of Ernst & Young LLP
The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on Proposal 3 is required for the ratification of the appointment of our independent registered public accounting firm for fiscal year 2020. Abstentions will have the effect of voting against this proposal.

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Who will count the votes?
The Company’s inspector, Computershare, will count the votes.
Will my vote be kept confidential?
Yes. As a matter of policy, stockholder proxies, ballots and tabulations that identify individual stockholders are kept secret and are available only to the Company, its inspector and proxy solicitor, who are required to acknowledge their obligation to keep your votes confidential.
Who pays to prepare, mail and solicit the proxies?
The Company pays all of the costs of preparing, mailing and soliciting proxies in connection with this Proxy Statement. In addition to soliciting proxies through the mail by means of this Proxy Statement, we may solicit proxies through our directors, officers and employees in person and by telephone, facsimile or email. The Company asks brokers, banks, voting trustees and other nominees and fiduciaries to forward proxy materials to the beneficial owners and to obtain authority to execute proxies. The Company will reimburse the brokers, banks, voting trustees and other nominees and fiduciaries upon request. In addition to solicitation by mail, telephone, facsimile, email or personal contact by its directors, officers and employees, the Company has retained the services of Georgeson Inc., 1290 Avenue of the Americas, 9th Floor, New York, NY 10104, to solicit proxies for a fee of $6,000 plus expenses.
What are the Board’s recommendations as to how I should vote on each proposal?
The Board recommends a vote:
•FOR the election of each of the three director nominees named in this Proxy Statement;
•FOR the advisory (non-binding) proposal approving the Company's fiscal year 2019 executive compensation as described in this Proxy Statement; and
•FOR the ratification of the Audit Committee’s appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2020.
How will my shares be voted if I sign, date and return my proxy card?
If you sign, date and return your proxy card and indicate how you would like your shares voted, your shares will be voted as you have instructed. If you sign, date and return your proxy card but do not indicate how you would like your shares voted, your proxy will be voted:
•FOR the election of each of the three director nominees named in this Proxy Statement;
•FOR the advisory (non-binding) proposal approving the Company's fiscal year 2019 executive compensation as described in this Proxy Statement; and
•FOR the ratification of the Audit Committee’s appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2020.
With respect to any other business that may properly come before the Annual Meeting, or any adjournment of the Annual Meeting, that is submitted to a vote of the stockholders, including whether or not to adjourn the Annual Meeting, your shares will be voted in accordance with the best judgment of the persons voting the proxies.
How will broker non-votes be treated?
A broker non-vote occurs when a broker who holds its customer’s shares in street name submits proxies for such shares, but indicates that it does not have authority to vote on a particular matter. Generally, this occurs when brokers have not received any voting instructions from their customers. In these cases, the brokers, as the holders of record, are permitted to vote on “routine” matters only, but not on other matters. In this Proxy Statement, brokers who have not received instructions from their customers would only be permitted to vote on the following proposal:
•The ratification of the Audit Committee’s appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2020.
Brokers who have not received instructions from their customers would not be permitted to vote on the following proposals:
•To elect the three director nominees named in this Proxy Statement; and
•The advisory (non-binding) proposal approving the Company's fiscal year 2019 executive compensation as described in this Proxy Statement.
We will treat broker non-votes as present to determine whether or not we have a quorum at the Annual Meeting, but they will not be treated as entitled to vote on the proposals, if any, for which the broker indicates it does not have discretionary authority.
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What if other matters come up during the Annual Meeting?
If any matters other than those referred to in the Notice of Annual Meeting properly come before the Annual Meeting, the individuals named in the accompanying proxy card will vote the proxies held by them in accordance with their best judgment. The Company is not aware of any business other than the items referred to in the Notice of Annual Meeting that will be considered at the Annual Meeting.
Your vote is important.
Because many stockholders cannot personally attend the Annual Meeting, it is necessary that a large number be represented by proxy in order to satisfy the requirement that a quorum be present to conduct business at the Annual Meeting. Whether or not you plan to attend the meeting in person, prompt voting by proxy will be appreciated. Stockholders of record can vote their shares via the Internet or by using a toll-free telephone number. Instructions for using these convenient services are provided in the Notice or on the proxy card. Of course, you may still vote your shares on the proxy card. To do so, we ask that you complete, sign, date and return the enclosed proxy card promptly in the postage-paid envelope.
Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders to be Held on February 4, 2020:
This Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended
September 30, 2019 are Available Free of Charge at:

www.envisionreport.com/GWBI
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BOARD OF DIRECTORS, COMMITTEES AND GOVERNANCE
Overview
The Board provides oversight with respect to our overall performance, strategic direction and key corporate policies. It approves major initiatives, advises on key financial and business objectives, and monitors progress with respect to these matters. Members of the Board are kept informed of our business by various reports and documents provided to them on a regular basis, including operating and financial reports made at Board and committee meetings by our executive and other officers. The Board has five standing committees, the principal responsibilities of which are described below under “Committees of Our Board of Directors.” Additionally, the independent directors meet in regularly scheduled executive sessions, without Mr. Karels and the other Great Western management present, at each meeting of the Board.
Meetings
The Board met 13 times in fiscal year 2019, consisting of four regular meetings and nine special meetings. The Board also took action by written consent one time. Each member of the Board attended more than 75% of the total number of meetings of the Board and the committees on which he or she served. We strongly encourage, but do not require, our Board members to attend annual meetings of our stockholders. Each of the directors then serving attended the 2019 Annual Meeting of Stockholders held on February 21, 2019.
Board Leadership Structure
We believe that our directors should have the highest professional and personal ethics and values. They should have broad experience at the policy-making level in business, government or banking. They should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on boards of other companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties, but in no event will a director be permitted to serve on more than four other public company boards (excluding the board of an organization by which he or she is employed). Each director must represent the interests of all stockholders.
The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairperson of the Board, as the Board believes it is in the best interests of the Company for the Board to have the flexibility to make that determination from time to time based on the position and direction of the Company and the membership of the Board. Currently, the Board believes the positions of Chairperson and Chief Executive Officer should be held by the same person, as this combination is serving the Company well by providing unified leadership and direction.
Mr. Karels currently serves as Chairperson and Chief Executive Officer of the Company. The Board has determined that this structure presently makes the best use of Mr. Karels' extensive knowledge of the Company and the financial services industry, as well as his ability to foster communication between the Company's management and the Board.
It is the policy of the Board to appoint a lead independent director when the role of Chairperson and Chief Executive Officer are combined. The Board recognizes that a lead independent director selected by the other independent directors can facilitate the process and controls that support a strong and independent board and strengthen the cohesiveness and effectiveness of the Board as a whole. The lead independent director has the general responsibility to preside at all meetings of the Board when the Chairperson is not present and during executive sessions of the independent directors. The lead independent director also, among other things, serves as the liaison between the independent directors and the Chairperson, and collaborates with the Chairperson to set meeting schedules and agendas. Our Board believes that this structure combines experience and accountability with effective oversight.
The lead independent director of the Board is chosen by the independent directors of the Board. Thomas E. Henning, who is an independent director under the listing standards adopted by the New York Stock Exchange ("NYSE") and Rule 10A-3 of the Securities Exchange Act of 1934 (the "Exchange Act"), is currently our lead independent director. Mr. Henning has served in this role since February 2017.
Board Oversight of Risk Management
Our Board believes that effective risk management and control processes are critical to our safety and soundness, our ability to predict and manage the challenges that we face and, ultimately, our long-term corporate success. Our Board, both directly and through its committees, is responsible for overseeing our risk management processes, with each of the committees of our Board assuming a different and important role in overseeing the management of the risks we face.
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In particular, our Risk Committee oversees our enterprise-wide risk management framework, which establishes our overall risk appetite and risk management strategy and enables our management to understand, manage and report on the risks we face; our Audit Committee is responsible for overseeing risks associated with financial matters (particularly financial reporting, accounting practices and policies, disclosure controls and procedures, and internal control over financial reporting); our Compensation Committee has primary responsibility for risks and exposures associated with our compensation policies, plans and practices, regarding both executive compensation and the compensation structure generally; and our Corporate Governance and Nominating Committee oversees risks associated with the independence of our Board and governance matters. See “Committees of Our Board of Directors” for additional information with respect to our Board committees.
In addition, the members of our Board are also members of the Bank's Board of Directors, and as such are actively involved in the Bank's risk oversight activities and the policy approval function of the Board of Directors of the Bank.
Our senior management and Management Risk Committee ("MRC") are responsible for implementing and reporting to our Board regarding our risk management processes, including by assessing and managing the risks we face, including strategic, operational, legal, compliance, technology, regulatory, investment and execution risks, on a day-to-day basis. Our MRC derives its authority from our Risk Committee and its members include our Chief Executive Officer ("CEO") (Chairperson), Chief Financial Officer ("CFO"), Chief Operating Officer ("COO"), Chief Risk Officer ("CRO"), Chief Credit Officer ("CCO"), General Counsel, Treasurer, Senior Vice President Operations, Chief Information Officer and Head of People & Culture and Learning & Development. Additionally, the Head of Internal Audit attends meetings in a non-member capacity. Our senior management and MRC are also responsible for creating and recommending to our Board and Risk Committee for approval appropriate risk appetite metrics reflecting the aggregate levels and types of risk we are willing to accept in connection with the operation of our business and pursuit of our business objectives.
The role of our Board in our risk oversight is consistent with our leadership structure, with our CEO and the other members of senior management having responsibility for assessing and managing our risk exposure, and our Board and its committees providing oversight in connection with those efforts. We believe this division of risk management responsibilities presents a consistent, systemic and effective approach for identifying, managing and mitigating risks throughout our operations.
Corporate Governance Guidelines
Our Board has adopted corporate governance guidelines, which are accessible on our website at www.greatwesternbank.com under the Investor Relations tab. These guidelines set forth a framework within which our Board, assisted by Board committees, directs the Company’s affairs. These guidelines address among other things, the composition and functions of our Board, director qualifications and independence, management succession and review, Board committees and selection of director nominees.
Independent Directors and Director Nominees
A director is independent if the Board affirmatively determines that he or she satisfies the independence standards set forth in Section 303A of the NYSE Listed Company Manual, has no material relationship with the Company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and is independent within the meaning of Rule 10A-3 of the Exchange Act. The Board has reviewed the independence of our current non-employee directors and nominees and has determined that Ms. Grieb and Messrs. Brannen, Henning, Israel, Lacy, Rykhus and Spies are each an independent director.
Committees of Our Board of Directors
The standing committees of our Board consist of an Audit Committee, a Corporate Governance and Nominating Committee, a Compensation Committee, a Risk Committee and an Executive Committee. The responsibilities of these committees are described below. Our Board may also establish various other committees to assist it in its responsibilities, including Special Committees as deemed appropriate for special purposes. The following table summarizes the membership of the Board and each of its standing committees as of the date of this Proxy Statement.

Director Name	Audit Committee	Corporate Governance & Nominating Committee	Compensation Committee	Risk Committee	Executive Committee
James Brannen	Member			Chair
Frances Grieb	Chair			Member
Thomas Henning				Member	Chair
James Israel	Member			Member
Ken Karels					Member
Stephen Lacy		Chair	Member
Daniel Rykhus		Member	Chair		Member
James Spies		Member	Member
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Audit Committee. The Audit Committee assists the Board in fulfilling its oversight responsibilities by providing general oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements as relating to financial reporting, the appointment of our independent auditors, and the performance of our internal audit function and independent auditors. The Head of our Internal Audit reports directly to the Chair of our Audit Committee. Among other things, the Audit Committee:
•appoints, oversees and determines the qualifications, independence and compensation of our independent auditors;
•reviews and discusses our financial statements and the scope of our annual audit to be conducted by our independent auditors and approves all audit fees;
•reviews and discusses our financial reporting activities, including our annual report, and the accounting standards and principles followed in connection with those activities;
•pre-approves audit and non-audit services provided by our independent auditors;
•meets with management and our independent auditors to review and discuss our financial statements, financial disclosure and the adequacy and effectiveness of the Company's internal control over financial reporting and our disclosure controls and procedures;
•establishes and oversees procedures for the treatment of complaints regarding accounting and auditing matters;
•reviews the scope of work and staffing of our internal audit; and
•monitors our legal, ethical and regulatory compliance with a focus on matters impacting the financial statements.
The Audit Committee must consist of at least three members, each of whom must meet financial competency standards and be “independent” under the listing standards of the NYSE and meet the requirements of Rule 10A-3 of the Exchange Act. The members of the Audit Committee include Ms. Grieb (Chairperson) and Messrs. Brannen and Israel, each of whom satisfy the foregoing requirements. The Board has determined that Ms. Grieb, Mr. Brannen and Mr. Israel each qualify as an audit committee financial expert.
The Audit Committee has adopted a written charter that specifies the scope of its authority and responsibilities, including those listed above. The charter is available on our website at www.greatwesternbank.com under the Investor Relations tab. During fiscal year 2019, the Audit Committee met 11 times consisting of ten regular meetings and one special meeting.
Compensation Committee. The Compensation Committee is responsible for discharging the responsibilities of our Board relating to compensation of our executives and directors and our compensation programs in general. Among other things, the Compensation Committee:
•reviews no less than annually our compensation programs and incentive plans to determine whether they are properly coordinated and achieving their intended purposes;
•reviews our overall compensation philosophy with a view to appropriately balance risk and financial results in a manner that does not encourage employees to expose us to imprudent risks, and is consistent with safety, soundness, the goals and objectives of the plans and the compensation practices of any relevant peer group of competitive companies, and reviews (with input from our Chief Risk Officer) the relationship between risk management policies and practices, corporate strategy and senior executive compensation;
•reviews and oversees executive incentive compensation plans and programs, including any equity-based compensation plans;
•reviews and approves the annual compensation arrangements for our Chief Executive Officer and reviews and recommends to our Board the annual compensation arrangements for our other executive officers;
•monitors talent management and organizational development practices including leadership development and employee engagement;
•oversees the Chief Executive Officer succession planning process and monitors the succession planning practices and strategies to ensure continuous development of talent for executive officers and other key roles; and
•reviews and recommends to our Board any changes in compensation for directors.
The Compensation Committee must consist of at least three members, each of whom must meet NYSE’s independence standards. The members of the Compensation Committee are Messrs. Rykhus (Chairperson), Lacy and Spies, each of whom satisfies the independence standards.
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The Compensation Committee has a written charter that specifies the scope of its authority and responsibilities, including those listed above. The charter is available on our website at www.greatwesternbank.com under the Investor Relations tab. During the fiscal year 2019, the Compensation Committee met five times consisting of four regular meetings and one special meeting. The Compensation Committee also took action by written consent one time.
Corporate Governance and Nominating Committee. The Governance Committee is responsible for ensuring an effective and efficient system of governance by clarifying the roles of our Board and its committees; identifying, evaluating and recommending to our Board candidates for directorships; and reviewing and making recommendations with respect to the size and composition of our Board. In addition, the Governance Committee is responsible for reviewing and overseeing our corporate governance guidelines and for making recommendations to our Board concerning governance matters. Among other things, the Governance Committee:
•identifies individuals qualified to be directors consistent with our corporate governance guidelines and evaluates and recommends director nominees for approval by our Board;
•reviews and makes recommendations to our Board concerning the structure and membership of Board committees;
•develops and annually reviews our corporate governance guidelines;
•oversees the annual self-evaluation of our Board and its committees; and
•oversees risks related to corporate governance.
The Governance Committee must consist of at least three members, each of whom must meet NYSE’s independence standards. The members of the Governance Committee are Messrs. Lacy (Chairperson), Rykhus and Spies, each of whom satisfies the independence standards.
The Governance Committee has a written charter that specifies the scope of its authority and responsibilities, including those listed above. The charter is available on our website at www.greatwesternbank.com under the Investor Relations tab. During fiscal year 2019, the Governance Committee met five times consisting of four regular meetings and one special meeting.
Risk Committee. The Risk Committee assists the Board in fulfilling its responsibilities for oversight of our enterprise-wide risk management framework, including reviewing our overall risk appetite, risk management strategy, and policies and practices established by our management to identify and manage risks to the Company. Among other things, the Risk Committee:
•reviews reports on and oversees our enterprise-wide risk management framework, including processes and resources necessary for us to execute our risk program effectively;
•considers the alignment of our risk profile with our strategic plan, goals, objectives and risk appetite;
•reviews reports from management on any significant new business or strategic initiatives;
•consults at least on an annual basis with the Chief Executive Officer, Chief Risk Officer and other executive management as required to review and approve our overall risk appetite and ensure oversight to our Board;
•considers, where necessary or appropriate, communications from regulatory authorities, including those pertaining to examinations;
•reviews and approves on an annual basis the Delegated Commitment Authorities frameworks operating across the Company;
•reviews with the Chief Risk Officer and management their assessment of our risk position and profile, matters of note, trends and emerging risks; and
•assists in promoting a risk-based culture and reinforcing achievement of a balance between risk and return.
The Risk Committee must consist of at least three members, a majority of whom must be independent, including the Chairperson. The members of the Risk Committee are Messrs. Brannen (Chairperson), Henning and Israel and Ms. Grieb, each of whom satisfies the independence standards. The Board has determined that Messrs. Brannen, Henning, and Israel have the experience in identifying, assessing and managing risk exposures.
The Risk Committee has a written charter that specifies the scope of its authority and responsibilities, including those listed above. The charter is available on our website at www.greatwesternbank.com under the Investor Relations tab. During fiscal year 2019, the Risk Committee met five times consisting of four regular meetings and one special meeting.

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Executive Committee. The Executive Committee is responsible for providing guidance and counsel to our management team on significant matters affecting the Company and taking action on behalf of our Board with respect to matters delegated by the Board or where required in exigent circumstances where it is impracticable or infeasible to convene, or obtain the unanimous written consent of our full Board. The members of the Executive Committee are Messrs. Henning (Chairperson), Karels and Rykhus.
The Executive Committee has a written charter that specifies the scope of its authority and responsibilities, including those listed above. The charter is available on our website at www.greatwesternbank.com under the Investor Relations tab. During fiscal year 2019, the Executive Committee met one time.
Compensation Committee Interlocks and Insider Participation
No member of our Compensation Committee is or has been one of our officers or employees, and none has any relationships with us of the type that is required to be disclosed in this Proxy Statement under SEC rules. None of our executive officers serves or has served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.
Code of Ethics and Whistleblower Policy
Our Board has adopted a Code of Ethics applicable to our principal executive, financial and accounting officers, a code of ethics applicable to all officers, directors and employees, and a Whistleblower Policy, all of which are available on our website at www.greatwesternbank.com under the Investor Relations tab. Employees may submit concerns or complaints regarding illegal or fraudulent activity; questionable accounting, internal controls or auditing matters; conflicts of interest, or dishonest or unethical conduct, disclosures in the Company’s reports filed with the SEC, bank regulatory filings and other public disclosures that are not full, fair, accurate, timely or understandable; violations of our code of ethics; and/or any other violations of laws, rules or regulations, on a confidential or non-confidential basis by means, among others, of a toll-free telephone hotline or the use of an internet-based reporting system. Concerns and complaints are to be reported in accordance with such codes and policies, and where appropriate, they are reported to our General Counsel and/or Audit Committee chairperson for review and any required investigation.
Anti-Hedging and Anti-Pledging Policies for Directors and Executive Officers
Under the Company's Insider Trading Policy, directors and executive officers of the Company are prohibited from engaging in short-term or speculative transactions in Company securities including the Common Stock. Such transactions may include buying and selling options (puts or calls) of Company securities on an exchange or in any other organized market. Certain forms of hedging or monetization transactions with respect to Company securities, such as prepaid variable forward contracts, equity swaps, collars and exchange funds are also prohibited. The Company maintains this policy because hedging transactions, which might be considered short-term bets on the movements of the Common Stock, could create the appearance that the person is trading on inside information. In addition, transactions in options may also focus on the person's attention on short-term performance at the expense of our long-term objectives.
The Company's Insider Trading Policy also prohibits its executive officers and directors from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan. Securities held in a margin account or as collateral for a loan may be sold without the consent of the executive or the director if the customer fails to meet a margin call or defaults on the loan. The Company maintains this policy because a margin sale or foreclosure sale may occur at a time when the pledger is aware of material non-public information or otherwise is not permitted to trade in Company securities and the margin sale or foreclosure sale of the Company securities during such time could also create the appearance that the person is trading based on insider information. Additional information regarding the Company's anti-hedging and anti-pledging policies is found in the Compensation Discussion & Analysis under "Additional Information Regarding Compensation Policies".
Stockholder Communications with the Board of Directors
The Company has adopted a formal Stockholder Communications Policy for stockholders to send communications to the Board. Communications to one or more directors must be in writing and sent care of the Company's Secretary and General Counsel to 225 S. Main Ave, Sioux Falls, SD 57104 or via email to donald.straka@greatwesternbank.com. Communications to a director must include:
•the name, address, telephone number and e-mail address of the communicator,
•a statement of the type and amount of the securities of the Company that the person holds or the nature of the person's interest in the Company, and
•if the person submitting the communication is not a stockholder and is submitting the communication to the non-management directors as an interested party, the nature of the person’s interest in the Company.
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The Company’s Secretary and General Counsel will distribute to the director addressee(s) all communications that, in his or her judgment, are appropriate for consideration by the director(s). Examples of communications that would be considered inappropriate for consideration by the directors include, but are not limited to, commercial solicitations, trivial, obscene or profane items, administrative matters, ordinary business matters, job inquiries, or personal grievances. Correspondence that is not appropriate for Board review will be handled by our Company’s Secretary and General Counsel. All appropriate matters pertaining to accounting or internal controls will be distributed promptly to the attention of the Chairperson of the Audit Committee.
All stockholder communications seeking to nominate a director or other stockholder proposals must be submitted in accordance with applicable law, the Company’s Bylaws and the Company’s Policy for Stockholder Nominations and Proposals. The Company’s Bylaws and Policy for Stockholder Nominations and Proposals are available on our website at www.greatwesternbank.com under the Investor Relations tab.

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DIRECTOR COMPENSATION
The following table provides information concerning the compensation of each non-employee director for service on our Board and Board committees in fiscal year 2019. Directors who are employed by the Company or the Bank did not receive, and will not receive, any compensation for their services as directors.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Total
James Brannen	$47,500	$60,000	$107,500
Frances Grieb	49,500	60,000	109,500
Thomas Henning	62,000	60,000	122,000
James Israel	42,000	60,000	102,000
Stephen Lacy	42,000	60,000	102,000
Daniel Rykhus	46,000	60,000	106,000
James Spies	45,000	60,000	105,000
(1) The amounts in this column were paid for service through September 30, 2019.
(2) Amounts reflect the aggregate value of Company equity-based awards comprised of restricted share units issued to the non-employee directors on November 30, 2018, valued at the closing price of a share of the Company's Common Stock on the grant date, which was $37.32 per share.
The Board has adopted a directors' compensation program that provides the following compensation for non-employee members of our Board:

Non-Employee Director Annual Retainers
Cash Retainer (All)
$30,000
Equity Award (All)
$60,000
Independent Chairperson (1)
$30,000
Lead Independent Director (2)
$20,000
Audit Committee
$12,000
$6,000
Risk Committee
$10,000
$6,000
Compensation Committee
$10,000
$6,000
Governance Committee
$6,000
$3,000
Executive Committee
$6,000
$3,000
Wealth Management Committee
$6,000
$3,000
Chair
Member

(1) Represents compensation that would be paid should the Company appoint an Independent Chairperson. During fiscal year 2019, Mr. Karels, President and CEO of the Company and the Bank, was appointed to serve as Chairperson.
(2) In the event the Chairperson is not an independent director, the Board will appoint a Lead Independent Director. During fiscal year 2019, the Company appointed Mr. Henning to serve as Lead Independent Director.

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We also reimburse all directors for reasonable out-of-pocket expenses incurred in connection with the performance of their duties as directors, including without limitation travel expenses in connection with their attendance in-person at Board and committee meetings.
Use of Compensation Consultants
The Compensation Committee's charter authorizes it to retain advisors, including compensation consultants, to assist it in its work. The Compensation Committee believes that compensation consultants can provide important market information and perspectives that can help it determine compensation programs that best meet the objectives of our compensation policies. In selecting a consultant, the Committee evaluates the independence of the firm as a whole and of the individual advisors who will be working with the Committee.
Independent Committee Consultant
During fiscal year 2019, the Compensation Committee retained Willis Towers Watson ("WTW") as its independent compensation consultant to review director compensation. WTW has no other business relationship with the Company and receives no payments from us other than fees for services to the Compensation Committee. WTW reports directly to the Compensation Committee, and the Compensation Committee may replace it or hire additional consultants at any time.
The scope of WTW's engagement in fiscal year 2019 included:
•Refreshing the current compensation peer group;
•Reviewing all elements of director compensation (e.g., annual retainers, equity compensation, meeting fees, committee member compensation, committee chair additional compensation, non-executive Chairperson compensation, and Lead Director compensation);
•Evaluating the mix of cash compensation and equity/deferred compensation that makes up total direct compensation (annual cash compensation plus equity); and
•Providing an evaluation of the director compensation program design, including alternative recommendations for consideration in regards to both level and design.
Compensation Committee Assessment of Consultant Conflicts of Interest
The Compensation Committee has reviewed whether the work provided by WTW represents any conflict of interest. Factors considered by the Compensation Committee include: (i) other services provided to the Company by the consultant; (ii) what percentage of the consultant's total revenue is made up of fees from the Company; (iii) policies or procedures of the consultant that are designed to prevent a conflict of interest; (iv) any business or personal relationships between individual consultants involved in the engagement and Committee members; (v) any shares of Company stock owned by individual consultants involved in the engagement; and (vi) any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement. Based on its review, the Compensation Committee does not believe that any of the compensation consultants that performed services in fiscal year 2019 has a conflict of interest with respect to the work performed for the Company or the Compensation Committee.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT
The following table sets forth the beneficial ownership of the Company’s Common Stock: (i) as of the Record Date, December 9, 2019, for each executive officer identified below (the "Named Executive Officers") and for each director, director nominee, for all directors and executive officers as a group, and (ii) stockholders of the Company known to own more than 5% of the Company’s outstanding Common Stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Ownership as a Percentage of Common Stock
Named Executive Officers
Ken Karels (1)	83,610	*
Peter Chapman (2)	29,961	*
Doug Bass (3)	26,548	*
Karlyn Knieriem (4)	999	*
Tim Kintner (5)	525	*
Michael Gough (6)	7,098	*
Directors and Director Nominees
James Brannen (7)	8,286	*
Frances Grieb (7)	14,425	*
Thomas Henning (7) (8)	14,806	*
James Israel (7)	6,337	*
Stephen Lacy (7) (9)	8,286	*
Daniel Rykhus (7)	14,425	*
James Spies (7)	10,508	*
Total Executive Officers and Directors as a Group (13 persons)	225,814	*
Five Percent or Greater Stockholders
BlackRock Inc. (10)	8,409,749	14.9%
Vanguard Group Inc. (11)	5,977,274	10.6%
Macquarie Group Limited (12)	4,120,086	7.3%
Wellington Management Group LLP (13)	3,125,142	5.5%

*Less than 1.0% based on the 56,382,915 total outstanding shares as of December 9, 2019.
For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Exchange Act under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within 60 days of the date of determination of ownership. Except as otherwise indicated in the notes below, all persons listed above have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. Except as otherwise indicated, the address for each stockholder listed above is c/o Great Western Bancorp, Inc., 225 S. Main Ave, Sioux Falls, South Dakota 57104.
(1) Includes 24,800 shares of Common Stock owned by Mr. Karels' spouse, and excludes 11,140 shares of Common Stock underlying performance share units and 3,714 shares of Common Stock underlying restricted share units granted to Mr. Karels on December 1, 2017, and 7,234 shares of Common Stock underlying restricted share units granted to Mr. Karels on November 30, 2018 in accordance with the deferral requirement of the STI Plan, and 13,451 shares of Common Stock underlying performance share units and 8,968 shares of Common Stock underlying restricted share units granted to Mr. Karels on November 30, 2018, and 5,101 shares of Common Stock underlying restricted share units granted to Mr. Karels on November 29, 2019 in accordance with the deferral requirement of the STI Plan, and 14,606 shares of Common Stock underlying performance share units and 14,606 shares of Common Stock underlying restricted share units granted to Mr. Karels on November 29, 2019; all of which were granted under the Great Western Bancorp, Inc. 2014 Omnibus Incentive Compensation Plan (the "LTI Plan") and are subject to vesting.
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(2) Excludes 3,104 shares of Common Stock underlying performance share units and 1,036 shares of Common Stock underlying restricted share units granted to Mr. Chapman on December 1, 2017, and 4,153 shares of Common Stock underlying performance share units and 2,769 shares of Common Stock underlying restricted share units granted to Mr. Chapman on November 30, 2018, and 873 shares of Common Stock underlying restricted share units granted to Mr. Chapman on November 29, 2019 in accordance with the deferral requirement of the STI Plan, and 4,510 shares of Common Stock underlying performance share units and 4,510 shares of Common Stock underlying restricted share units granted to Mr. Chapman on November 29, 2019; all of which were granted under the LTI Plan and are subject to vesting.
(3)  Excludes 1,887 shares of Common Stock underlying performance share units and 631 shares of Common Stock underlying restricted share units granted to Mr. Bass on December 1, 2017, and 6,096 shares of Common Stock underlying performance share units and 4,065 shares of Common Stock underlying restricted share units granted to Mr. Bass on November 30, 2018, and 759 shares of Common Stock underlying restricted share units granted to Mr. Bass on November 29, 2019 in accordance with the deferral requirement of the STI Plan, and 3,637 shares of Common Stock underlying performance share units and 3,637 shares of Common Stock underlying restricted share units granted to Mr. Bass on November 29, 2019; all of which were granted under the LTI Plan and are subject to vesting.
(4) Excludes 243 shares of Common Stock underlying performance share units and 83 shares of Common Stock underlying restricted share units granted to Ms. Knieriem on December 1, 2017, and 1,367 shares of Common Stock underlying performance share units and 912 shares of Common Stock underlying restricted share units granted to Ms. Knieriem on November 30, 2018, and 417 shares of Common Stock underlying restricted share units granted to Ms. Knieriem on November 29, 2019 in accordance with the deferral requirement of the STI Plan, and 2,328 shares of Common Stock underlying performance share units and 2,328 shares of Common Stock underlying restricted share units granted to Ms. Knieriem on November 29, 2019; all of which were granted under the LTI Plan and are subject to vesting.
(5) Excludes 2,342 shares of Common Stock underlying restricted share units granted to Mr. Kintner on February 16, 2018, and 1,340 shares of Common Stock underlying performance share units and 894 shares of Common Stock underlying restricted share units granted to Mr. Kintner on November 30, 2018, and 168 shares of Common Stock underlying restricted share units granted to Mr. Kintner on November 29, 2019 in accordance with the deferral requirement of the STI Plan, and 1,455 shares of Common Stock underlying performance share units and 1,455 shares of Common Stock underlying restricted share units granted to Mr. Kintner on November 29, 2019; all of which were granted under the LTI Plan and are subject to vesting.
(6) Excludes 1,035 shares of Common Stock underlying performance share units and 347 shares of Common Stock underlying restricted share units granted to Mr. Gough on December 1, 2017, and 1,367 shares of Common Stock underlying performance share units and 912 shares of Common Stock underlying restricted share units granted to Mr. Gough on November 30, 2018, and 270 shares of Common Stock underlying restricted share units granted to Mr. Gough on November 29, 2019 in accordance with the deferral requirement of the STI Plan, and 1,091 shares of Common Stock underlying performance share units and 1,091 shares of Common Stock underlying restricted share units granted to Mr. Gough on November 29, 2019; all of which were granted under the LTI Plan and are subject to vesting.
(7)  Shares beneficially owned include shares of Common Stock underlying restricted share units granted to each of the identified directors under the Great Western Bancorp, Inc. 2014 Non-Employee Director Plan and which vested immediately upon grant, but have no stockholder voting rights until such shares are delivered.
(8) Includes 6,520 shares of Common Stock held by Mr. Henning through Henning Investments LLC.
(9) Includes 1,949 shares of Common Stock held directly by Mr. Lacy.
(10) Based solely on information obtained from a Schedule 13G/A filed by BlackRock, Inc. ("BlackRock") with the SEC on January 28, 2019 reporting beneficial ownership as of December 31, 2018. According to this report, BlackRock's business address is 55 East 52nd Street, New York, NY 10055. BlackRock has indicated that it holds shares of our Common Stock together with certain of its subsidiaries. BlackRock has sole voting power with respect to 8,273,776 of these shares and sole dispositive power with respect to 8,409,749 of these shares.
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(11) Based solely on information obtained from a Schedule 13G/A filed by The Vanguard Group Inc. ("Vanguard") with the SEC on February 11, 2019 reporting beneficial ownership as of December 31, 2018. According to this report, Vanguard's business address is 100 Vanguard Blvd., Malvern, PA 19355. Vanguard has indicated that it holds shares of our Common Stock together with certain of its subsidiaries. Vanguard has sole voting power with respect to 58,312 of these shares, shared voting power with respect to 6,000 of these shares, sole dispositive power with respect to 5,918,933 shares and shared dispositive power with respect to 58,341 of these shares.
(12) Based solely on information obtained from a Schedule 13G filed by Macquarie Group Limited ("Macquarie") with the SEC on February 14, 2019 reporting beneficial ownership as of December 31, 2018. According to this report, Macquarie's business address is 50 Martin Place, Sydney, New South Wales, Australia. Macquarie indicated that it holds shares of our Common Stock together with certain subsidiaries. Certain Macquarie subsidiaries have sole voting power with respect to 4,105,742 of these shares and sole dispositive power with respect to 4,105,742 of these shares.
(13) Based solely on information obtained from a Schedule 13G/A filed by Wellington Management Group, LLP ("Wellington") with the SEC on February 12, 2019 reporting beneficial ownership as of December 31, 2018. According to this report, Wellington's business address is 280 Congress Street, Boston, MA 02210. Wellington has indicated that it holds shares of our Common Stock together with certain of its subsidiaries. Wellington has shared voting power with respect to 2,518,853 of these shares and shared dispositive power with respect to 3,125,142 of these shares.

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RELATED PARTY TRANSACTIONS
Related Party Transactions
We, our Bank or one of our other subsidiaries may occasionally enter into transactions with certain “related persons.” Related persons include our executive officers, directors, nominees for director, 5% or more beneficial owners of our Common Stock, immediate family members of these persons and entities in which one of these persons has a direct or indirect material interest. We generally refer to transactions with these related persons as “related party transactions.”
Related Party Transaction Policy
Our Board has adopted a written policy governing the review and approval of transactions with related parties that will or may be expected to exceed $120,000 in any fiscal year. The policy calls for the related party transactions to be reviewed and, if deemed appropriate, approved by our Audit Committee. Upon determination by the General Counsel of the Company that a transaction requires review under the policy, the material facts are to be presented to the Audit Committee. In determining whether or not to approve a related party transaction, our Audit Committee will take into account, among relevant other factors, whether the related party transaction is in our best interests, whether it involves a conflict of interest and the commercial reasonableness of the transaction. In the event a member of our Audit Committee is not disinterested with respect to the related party transaction under review, that member may not participate in the review, approval or ratification of that related party transaction.
Certain decisions and transactions are not subject to the related party transaction approval policy, including: (i) decisions on compensation or benefits relating to directors or executive officers and (ii) loans from our Bank or other indebtedness owing to us made in the ordinary course of business, on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable loans with persons not related to us and not presenting more than the normal risk of collectability or other unfavorable features.
Other Related Party Transactions
In the ordinary course of our business, we or our Bank have engaged and expect to continue engaging in ordinary banking transactions with our directors, executive officers, their immediate family members and companies in which they may have a 5% or more beneficial ownership interest, including loans to such persons. Any loan to a related party was made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans made to persons who were not related to us. These loans do not involve more than the normal credit collection risk and do not present any other unfavorable features.
DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires directors, officers and greater than 10% beneficial owners of the Company’s Common Stock to file reports concerning their ownership of and transactions in such Common Stock. Based solely on our review of these reports filed by the Company’s officers, directors and shareholders, the Company believes that its officers, directors and shareholders complied with all filing requirements under Section 16(a) of the Exchange Act during fiscal year 2019 except that, due to an administrative error on the part of the Company, one Form 4 was filed late on behalf of Andy Pederson, Head of People & Culture, on October 30, 2019, to report one sale of Company stock.

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PROPOSAL NO. 1 — ELECTION OF DIRECTORS
Our Board is currently composed of eight members. Each of our directors is elected for a three-year term, classified into three staggered classes (designated as Class I, II and III). At each annual meeting of stockholders, upon the expiration of the term of a class of directors, the successor to each such director in the class will be elected to serve from the time of election and qualification until the third annual meeting following his or her election and until his or her successor is duly elected and qualified. At the Annual Meeting, you will be asked to elect three individuals to serve on the Board until the 2023 Annual Meeting of Stockholders and until a successor shall have been elected and qualified.
The Governance Committee seeks candidates for nomination to the Board who possess the background, skills and expertise to make a significant contribution to the Board, the Company and its stockholders. The Governance Committee uses a variety of methods to identify and evaluate nominees for director. The Governance Committee periodically assesses the appropriate size of the Board and whether any vacancies on the Board are expected. In the event that vacancies are anticipated or otherwise arise, the Governance Committee will seek to identify director candidates, subject to the restrictions described below, based on input provided by a number of sources, including Governance Committee members, other directors and our management and stockholders. The Governance Committee also has the authority to consult with or retain advisors or search firms to assist in the identification of qualified director candidates.
Although the Company has no formal policy regarding diversity, the Governance Committee and the Board believe that the Board should include directors with diverse experience and business knowledge and believe that the directors and director nominees bring a diverse range of perspectives to the Board’s deliberations. The Governance Committee considers director qualifications according to the particular areas of expertise being sought as a complement to the existing Board composition at the time. Qualifications include, among others, high-level leadership experience in business activities, breadth of knowledge about issues affecting the Company and our Bank, understanding of the customers served by our Bank, a willingness to promote the success and economic growth of the Company and our Bank and time available for meetings and consultation on matters of the Company and our Bank. When considering potential director candidates, our Governance Committee also considers the candidate’s character, judgment, diversity, skills, including financial literacy, and experience in the context of our needs and those of the Board. Additionally, no individual may be nominated for election or elected as a director if, on the date of election, the individual would be age 75 or older.
Under the corporate governance guidelines adopted by the Board, all directors are expected to own Common Stock having a value of at least four times the annual Board retainer fee, exclusive of any committee and chairperson fees, no later than five years after the later of January 1, 2015 or the date such person became a director and to limit board service at other public companies to no more than four other public company boards.
The Board, acting pursuant to the recommendation of the Governance Committee, has nominated each director standing for re-election. Each of the nominees currently serves as a director. In considering the nominees’ individual experience, qualifications, level of Board and committee participation, quality of performance, attributes and skills, the Governance Committee and the Board have concluded that when considered together with the directors continuing in office, the appropriate experience, qualifications, attributes and skills are represented for the Board as a whole and for each of the Board’s committees. There are no family relationships among any directors, director nominees and executive officers. Each nominee has indicated a willingness to serve, and the Board has no reason to believe that any of the nominees will not be available for election. However, if any of the nominees are not available for election, proxies may be voted for the election of other persons selected by the Board. Proxies cannot, however, be voted for a greater number of persons than the number of nominees named. Stockholders of the Company have no cumulative voting rights with respect to the election of directors.
Nominees for Election at the 2019 Annual Meeting of Stockholders
The following table sets forth certain information regarding the Class III director nominees standing for re-election at the Annual Meeting. Additional background information on each of the nominees is included below.

Director Name	Age	Director Since	Principal Occupation	Independent
Frances Grieb	59	2014	Retired Deloitte LLP Partner	Yes
James Israel	63	2015	Retired Deere & Co. Executive	Yes
Stephen Lacy	65	2015	Chairman of Meredith Corporation	Yes
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Frances Grieb (59) has been a director since July 2014, and has also served on the Board of Directors of our Bank since July 2014. Ms. Grieb is a retired partner with 29 years of public accounting experience with Deloitte LLP, the international professional services firm, including leadership roles as Lead Client Service Partner, Audit Partner, Deputy Professional Practice Director, Midwest Region Audit Women's Initiative Leader, Midwest Region Women's Initiative Executive Council, Financial Services Leader for the Nebraska/Iowa practice and National Banking Practice FDICIA Implementation Group. Ms. Grieb has worked with a broad array of financial service entities throughout her career. Additionally, Ms. Grieb has five years of banking industry experience with Packers National Bank, Omaha, Nebraska. Ms. Grieb is also a Fellow of the Life Management Institute (FLMI), a professional designation in advanced insurance and financial services concepts. Ms. Grieb also serves on the National Advisory Board of the College of Business at the University of Nebraska at Omaha and is a member of the AICPA and the United Way of the Midlands Women's Leadership Council.
Ms. Grieb's qualifications to serve on the Board include her more than 36 years of relevant board and business experience in the financial services industry, including banking, insurance, broker-dealer, investment company and real estate audit and consulting, and her significant experience with corporate governance and regulatory matters. Ms. Grieb also brings to the Board her extensive experience working closely with public and private companies of various sizes focusing on accounting and technical matters, internal controls and reporting requirements.
James Israel (63) has been a director since October 2016, and has also served on the Board of Directors of our Bank since October 2016. Mr. Israel is a retired senior executive of Deere & Company, where he served most recently as President of the Worldwide Financial Services Division, a position he held from 2006 through 2014. He joined Deere & Company in 1979 holding a variety of management positions within the Agriculture, Financial Services, Construction & Forestry Divisions, and executive leadership positions within the Financial Services Division including Senior Vice President International Lending, Commercial Lending and Worldwide Equipment Financing. He also served as Vice President Marketing and Product Support, Europe, Africa, Middle East and the CIS from 2003 through 2006 in the Worldwide Agriculture Division. Mr. Israel serves on the board of trustees for Central College in Pella, Iowa and previously served on the advisory board of the Tippe Business College at the University of Iowa from April 2014 through April 2019.
Mr. Israel's qualifications to serve on the Board include his more than 36 years of relevant business experience in the financial services industry, including executive leadership and public company management experience.
Stephen Lacy (65) has been a director since August 2015, and has also served as member of the Board of Directors of our Bank since April 2015. Mr. Lacy is the Chairman of Meredith Corporation, a public media and marketing company serving American women. He joined Meredith Corporation in 1998 as Vice President and Chief Financial Officer. He served as Vice President and Chief Financial Officer until 2006 and Chief Executive Officer from 2006 until 2019. He was appointed Chairman of Meredith Corporation in 2010. Mr. Lacy serves on the board of directors of Hormel Foods Corporation, a public corporation, where he is Chair of the compensation committee and also serves on its audit committee. Mr. Lacy also serves on the board of the Kansas State University Foundation and United Way of Central Iowa.
Mr. Lacy's qualifications to serve on the Board include his significant public company management experience and public company board experience. As the leader of Meredith Corporation and his other board memberships, Mr. Lacy also brings several years of public company corporate governance experience to our Board.
Required Vote
With regard to the election of the Class III directors, votes may be cast in favor or withheld. The nominees receiving the greatest number of affirmative votes cast at the Annual Meeting will be elected directors; therefore, votes withheld and broker non-votes will have no effect on the results of the vote.
Plurality Plus Policy
On October 23, 2018, our Board adopted a Plurality Plus Policy for Uncontested Elections. Under the policy, any nominee for director who fails to receive a favorable majority vote (i.e., more votes “for” election than “withhold” votes) in an uncontested election, must submit his or her resignation to the Board, with the Board having the discretion to accept or reject the resignation. The Board is then required to publicly disclose its decision and reasons supporting the decision. If the Board rejects the resignation, the director continues to serve for the full term for which he or she was elected. If the resignation is accepted, the director’s service immediately terminates and the board can either fill the vacancy with a new candidate or reduce the size of the board.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE CLASS III NOMINEES FOR DIRECTOR NAMED ABOVE.
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Directors Continuing in Office
The following table sets forth information concerning each of our directors continuing in office and their respective class.

Director Name	Age	Director Class	Director Since	Principal Occupation
James Brannen	57	Class I	2015	Chief Executive Officer of FBL Financial Group, Inc.
Thomas Henning	66	Class I	2015	President and Chief Executive Officer of Assurity Group Inc.
Ken Karels	62	Class II	2010	Chairperson, President and Chief Executive Officer of Great Western and our Bank
Daniel Rykhus	54	Class I	2014	President and Chief Executive Officer of Raven Industries
James Spies	73	Class II	2015	President of Spies Corporation
James Brannen (57) has been a director since October 2015, and has also served on the Board of Directors of our Bank since 2015. Mr. Brannen has served as Chief Executive Officer of FBL Financial Group, Inc. ("FBL"), a publicly-held financial services company, since August 2012. Prior to that, Mr. Brannen served for 21 years at FBL Financial Group, Inc. in various roles including Chief Financial Officer, Chief Administrative Officer & Treasurer, and Vice President of Finance. FLB announced that Mr. Brannen will be retiring in early 2020. Mr. Brannen serves as a member of the boards of the Iowa Business Council, the Greater Des-Moines Partnership, Property Casualty Insurers Association of America and the Central Iowa Water Trails Campaign Advisory Council. Additionally, he is the 2019 Campaign Vice Chair for the United Way of Central Iowa. In 2015, Mr. Brannen was named "Outstanding CPA in Business & Industry" by the Iowa Society of Certified Public Accountants.
Mr. Brannen's qualifications to serve on the Board include his more than 31 years of relevant business experience in the banking and financial services industry, including Chief Executive Officer and public company management experience.
Thomas Henning (66) has been a director since August 2015 and was elected as Lead Independent Director in 2017. Mr. Henning has also served on the Board of Directors of our Bank since 2015. Mr. Henning has served for over 25 years as President and Chief Executive Officer of Assurity Group Inc., a privately-held life and health insurance company. From 1985 through 1990, he served as Executive Vice President of First Commerce Bancshares and President and Chief Operating Officer of its lead bank, the National Bank of Commerce. From 1983 through 1985, he was President and Chief Executive Officer of First Commerce's Overland National Bank subsidiary. Prior to that, Mr. Henning served as a Vice President and loan officer specializing in agriculturally related credits. Mr. Henning also served on the board of directors of Federal Home Loan Bank of Topeka, where he served as Chairman of the Risk Management Oversight Committee and as a member of the Executive, Audit and Compensation Committees. He currently serves on the board of directors of Nelnet, a public education finance company, where he serves as Lead Independent Director, as well as Chairman of the Audit Committee and as a designated financial expert and as a member of the Executive, Finance and Risk Management Committees.
Mr. Henning's qualifications to serve on the Board include his over 31 years of relevant business experience in the banking and financial services industry and significant management and leadership experience. Mr. Henning also completed a comprehensive program of study by National Association of Corporate Directors ("NACD") and has been named a NACD Fellow. Mr. Henning is a Chartered Financial Analyst and brings substantial financial expertise and experience to the Board.
Ken Karels (62) has served as our Chief Executive Officer and on our Board since 2010 and was elected Chairperson in 2017. Mr. Karels has also served as our President since August 2019 and previously thereto from 2010 to 2018. Mr. Karels is also the Chairperson, President and Chief Executive Officer of our Bank and serves on the Board of Directors of our Bank and our Bank's other subsidiaries. Mr. Karels’ duties include overall leadership and executive oversight of our Bank. Mr. Karels has over 42 years of banking experience and expertise in all areas of bank management and strategic bank acquisitions. Mr. Karels has served in several other capacities at our Bank since February 2002, including Regional President and Chief Operating Officer for the Bank’s branch distribution channel including agriculture, business and retail lending and deposits functions. During his executive tenure, Mr. Karels has helped grow our Bank from $5.2 billion in assets at September 30, 2009 to over $12.79 billion in assets today. Before joining our Bank, Mr. Karels served as President and Chief Executive Officer at Marquette Bank, Milbank, SD, where he was employed for 25 years. In addition, Mr. Karels serves on the boards of Valley Queen Cheese and the South Dakota Education Enhancement and Funding Corporation, and previously served as a member of the Federal Advisory Council to the Board of Governors of the Federal Reserve Bank and the board of Avera Health Systems.
Mr. Karels qualifications to serve on the Board include his operating, management and leadership experience in the banking industry and as the Company's President and Chief Executive Officer. Mr. Karels has extensive knowledge of, and has made significant contributions to, the growth of Great Western and our Bank.
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Daniel Rykhus (54) has been a director since July 2014. Mr. Rykhus joined our Bank as a director in 2011. Since August 2010, he has served as President and Chief Executive Officer of Raven Industries, a publicly-held corporation that solves great challenges through innovative, high-value products in precision agriculture, high performance specialty films, and situational awareness markets. He has been a member of the board of directors of Raven Industries since 2008. He has worked in various managerial capacities at Raven Industries since 1991, starting as Manufacturing Manager of the Applied Technology Division and serving from 1999 through 2008 as the Division's General Manager. From 2008 through 2010, Mr. Rykhus was the Executive Vice President of Raven Industries. In addition, Mr. Rykhus serves on the boards of directors of several non-profit organizations.
Mr. Rykhus' qualifications to serve on the Board include his 26 years of leadership experience and his years of experience as a director and past Audit Committee member for our Bank. As the leader of a publicly-held company with a market capitalization of over $1.13 billion as of September 2019, Mr. Rykhus also brings several years of public company corporate governance experience to our Board.
James Spies (73) has been a director since August 2015. Mr. Spies has served as a member of our Bank's Board of Directors since May 1983 and is the Chairman of its Trust Committee. Mr. Spies is President of Spies Corporation, a privately-held company that owns, operates, manages and develops real estate in South Dakota. Mr. Spies has served as a Corporate Director of the Educational Enhancement Funding Corporation since 2002 and, from 2010 through 2016, served as a Commissioner of the South Dakota Game, Fish and Parks Commission. He was subsequently appointed to the South Dakota Game, Fish and Parks Foundation in March 2017. Mr. Spies also served as a member on the South Dakota Transportation Commission from 2005 through 2011.
Mr. Spies' qualifications to serve on the Board include his extensive management experience, in-depth knowledge about our business and over 36 years of relevant experience as a member of the Board of Directors of our Bank.

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EXECUTIVE OFFICERS OF THE COMPANY
Certain information regarding those persons serving as the Company's executive officers is set forth below.
Ken Karels (62) has served as our Chief Executive Officer and on our Board since 2010 and was elected Chairperson in 2017. Mr. Karels has also served as our President since August 2019 and previously thereto from 2010 to 2018. Mr. Karels is also the Chairperson, President and Chief Executive Officer of our Bank and serves on the Board of Directors of our Bank and our Bank's other subsidiaries. Mr. Karels’ duties include overall leadership and executive oversight of our Bank. Mr. Karels has over 42 years of banking experience and expertise in all areas of bank management and strategic bank acquisitions. Mr. Karels has served in several other capacities at our Bank since February 2002, including Regional President and Chief Operating Officer for the Bank’s branch distribution channel including agriculture, business and retail lending and deposits functions. During his executive tenure, Mr. Karels has helped grow our Bank from $5.2 billion in assets at September 30, 2009 to over $12.79 billion in assets today. Before joining our Bank, Mr. Karels served as President and Chief Executive Officer at Marquette Bank, Milbank, SD, where he was employed for 25 years. In addition, Mr. Karels serves on the boards of Valley Queen Cheese and the South Dakota Education Enhancement and Funding Corporation, and previously served as a member of the Federal Advisory Council to the Board of Governors of the Federal Reserve Bank and the board of Avera Health Systems.
Peter Chapman (46) has served as our Chief Financial Officer and Executive Vice President since 2013 and on our predecessor's Board of Directors from January 2013 until October 2014. Mr. Chapman is also the Chief Financial Officer and Executive Vice President of our Bank. In August 2019, Mr. Chapman also assumed responsibility for our Information Technology and Operations functions. From 2017 through August 2019, Mr. Chapman oversaw all of our banking operations within the states of Minnesota and North Dakota. Mr. Chapman has over 20 years of industry experience and is responsible for all aspects of our financial and regulatory reporting together with planning and strategy and treasury management of our balance sheet. From 2010 until he was appointed as our Chief Financial Officer in November 2012, Mr. Chapman served as the General Manager, Finance Performance Management & Non Traded Businesses for National Australia Bank's ("NAB") Wholesale Banking business. From 2007 through 2010, Mr. Chapman served as Head of Financial Control at NAB and was responsible for oversight and delivery of NAB’s external financial reporting and internal management reporting. From 2004 through 2007, Mr. Chapman was Manager, and then Senior Manager, in NAB’s Group Accounting Policy team. From 1995 through 2004, Mr. Chapman held various roles with Ernst & Young’s Financial Services Audit Division, including Group Manager of its Melbourne, Australia office’s Financial Services Audit practice, and he was seconded to Ernst & Young’s New York office from 1998 through 2000. Mr. Chapman has been a Chartered Accountant with the Institute of Chartered Accountants Australia since 1998 and is currently a Fellow of the Institute.
Doug Bass (58) has served as Executive Vice President and Chief Operating Officer of our Company and our Bank since August 2019. Mr. Bass is responsible for overall loan and deposit growth, all Bank sales functions, De novo office expansion, operating efficiency, our wealth management and mortgage banking lines, and strategic initiatives for our Company. In total, Mr. Bass has over 36 years of banking experience. Mr. Bass has worked in various other capacities with our Company and Bank since 2009, including serving as President of our Company from 2018 to 2019 and Regional President of our Bank from 2010 to 2018. Mr. Bass has expertise in all areas of bank management within our Bank. Before joining our Bank, Mr. Bass served as President of First American Bank Group. Previously Mr. Bass served in various capacities over 15 years with Firstar Corporation, which is now known as US Bank, including as President and Chief Executive Officer of Firstar’s Sioux City and Council Bluffs operations in western Iowa and as Manager of Correspondent Banking for its eastern Iowa operations, which also included responsibility for commercial banking and agri-business lending.
Karlyn Knieriem (52) has served as the Company's Chief Risk Officer since 2018 and is also an Executive Vice President of our Company. Ms. Knieriem is responsible for the overall direction and operations of the risk department, including Enterprise Risk Management, Bank Secrecy Act, Compliance and Risk Asset Review. Ms. Knieriem joined our Bank in 2016 as Head of Enterprise Risk Management. Ms. Knieriem has over 20 years of experience in the financial services industry, including a 17-year career with First National Bank of Omaha, where she worked in a number of senior leadership positions including 11 years as Vice President/Managing Director – Treasury.
Timothy Kintner (61) has served as our Executive Vice President and as Regional President of our Bank since 2018. Mr. Kintner oversees all of our banking operations in South Dakota and our retail banking operations. Mr. Kintner has over 30 years of banking experience and has expertise in all areas of bank management and strategic bank planning. Before joining our Bank, Mr. Kintner held the position of Executive Vice President – Regional Banking Markets and Community Relations for Bankers Trust Company in Des Moines, IA since 2013. Prior to that, he served as President and Chief Executive Officer of Bankers Trust in Cedar Rapids, IA and President of Marquette Bank in Cedar Rapids, IA. Mr. Kintner also spent several years in senior management positions with Wells Fargo.
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COMPENSATION DISCUSSION & ANALYSIS
This Compensation Discussion & Analysis section reviews the compensation program for our five named executive officers ("NEOs"), consisting of our principal executive officer, principal financial officer, and our three other most highly-compensated executive officers serving as of September 30, 2019, and for an additional executive officer who transitioned into a non-executive officer role during fiscal year 2019.
2019 Business Highlights
During 2019, our executive officers continued to provide strong management through the extended low interest rate environment and maintained the Company's long-term strategy of sound, conservative underwriting. The executive officers' leadership focused on taking a measured and balanced approach to sourcing alternative growth strategies and increasing stockholder value, while maintaining credit quality and appropriate reserves.
The Compensation Committee of our Board recognizes that our executive officers have a key role in overseeing growth while appropriately managing risk. In that regard, the Compensation Committee considers among other factors the accomplishments of executive officers in the following context:
•EPS increase of 9.4% from 2018;
•Growth of 6.0% in consolidated net income to $167.4 million from 2018;
•Strong profitability with return on average common equity of 9.1% and return on average assets of 1.33% for fiscal year 2019;
•Continued focus on operating efficiency resulting in a strong efficiency ratio of 45.8% for fiscal year 2019;
•Increased loan balances by $290.8 million, or 3.1%, during fiscal year 2019;
•Increased deposit balances by $566.8 million, or 5.8%, during fiscal year 2019; and
•Continued strong capital ratios.
Our Fiscal Year 2019 Executive Compensation Program
Overview
The Compensation Committee has responsibility for developing, implementing and monitoring executive officer compensation programs and policies, as well as reviewing the overall compensation philosophy of the Company and recommending any changes as deemed appropriate. The Compensation Committee sets the compensation for our CEO and makes recommendations to the Board for all other NEOs. In administering the Company's executive compensation program, the Compensation Committee is mindful of our culture and history as well as the growth strategy of our Company and its business. Our compensation philosophy and programs are designed to attract and retain executive officers capable of overseeing growth while appropriately managing risk.
The Compensation Committee believes the total direct compensation of our NEOs should be weighted toward incentive compensation rather than through fixed components such as base salary and benefits. This philosophy is intended to create and foster a pay-for-performance framework within defined risk parameters that drives stockholder value by aligning stockholder and NEO interests. Our Short-Term Incentive Plan ("STI Plan") and Long-Term Incentive Plan ("LTI Plan") are designed to provide a significant percentage of our NEOs' total compensation which is linked to performance and the interests of our stockholders.
Our Executive Compensation Practices

What We Do	What We Don't Do
We Pay-for-Performance: The majority of executive pay is not guaranteed. Our CEO and NEOs on average have a majority of their target total direct compensation tied to Company performance.	No Hedging or Short Selling: Our NEOs are prohibited from engaging in short selling of our Common Stock or engaging in hedging or offsetting transactions regarding our Common Stock.
We Set Aggressive Goals: Our performance hurdles are designed to require outstanding individual performance along with superior returns in order to receive target payout.	No Pledging: Our NEOs are prohibited from pledging our securities.
We Have a Clawback Policy: In the event of a material negative restatement we can claw back any payments made which were predicated on achieving certain financial results.	No Undue Risk: We discourage excessive risk taking by having a balanced portfolio of short- and long-term incentive performance measures and a cap on final payouts.
We Utilize External Compensation Expertise: The Compensation Committee has retained Willis Towers Watson, an external compensation consultant, to advise on the executive compensation programs and practices.

No Change of Control Payment Absent a Double Trigger: Payments under our employment agreements generally require two events for vesting - both a change in control and a qualifying termination of employment.

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Compensation Philosophy and Objectives
The philosophy underlying our executive compensation program is to promote a pay-for-performance environment and remain competitive with market practices in order to attract and retain key talent, which we believe will support the long-term success of the Company and build value for our stockholders.
Pay Objectives
The compensation elements included in the pay of our NEOs vary and are reflective of different pay objectives. Base salaries are intended to pay executives competitively relative to their market peers and individual performance. Relevant performance elements that influence base pay include leadership, innovation, strategic contributions, customer service and talent management. Variable compensation (short-term and long-term incentives) is tied to financial measures (such as net income, asset growth, efficiency ratio, return on tangible assets and return on tangible equity and credit quality), achievement of specific business objectives, retention of the executive, and increased stockholder value. It is also the Compensation Committee's philosophy to include retirement and health and welfare benefits to all employees on a non-discriminatory basis.
The Compensation Committee believes the executive compensation program should be designed to accomplish the following goals:
•Encourage the achievement of corporate financial objectives that create value for our stockholders;
•Align the interests of our executives with our stockholders; and
•Serve as a retention incentive for our executives.
Stock Ownership Guidelines
In February 2018, the Company adopted Executive Officer Stock Ownership Guidelines for our NEOs as part of our commitment to corporate governance and to strengthen the alignment of interests between our executive officers and stockholders. Under the guidelines, our Chief Executive Officer and other NEOs are expected to accumulate shares of Common Stock to meet the applicable ownership level.
For purposes of the guidelines, "shares" include shares owned by the executive or the executive's immediate family members residing in the same household, including Company shares held in trust for the benefit of the executive or the executive's family, shares held in a Company deferred compensation plan, and shares held indirectly through partnerships, trusts or other entities to the extent the NEO has an economic interest therein, and vested and held shares of the Company stock pursuant to restricted and performance share unit awards.

Title	Guideline
Chief Executive Officer	6 times base salary
Other Named Executive Officers	3 times base salary
Until such time as the NEO meets the applicable threshold, the NEO must hold no less than 75% of the aggregate total of all vested shares of the Company stock granted to the NEO pursuant to long term incentive grants of restrictive share unit awards and/or performance share unit awards, net of any associated tax liabilities.
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Pay Mix
Reinforcing pay-for-performance through variable compensation is an important underpinning of our compensation framework. For fiscal year 2019, our CEO and the other NEOs average variable compensation was 67% and 50%, respectively. As seen in the charts below, a majority of compensation for our CEO and other NEOs is performance based.
Program Design
The Compensation Committee first engaged WTW as a compensation consultant in June 2014. WTW provides the Compensation Committee with ongoing assessments of competitive market and best practices relating to executive compensation practices, including competitive benchmarks, research on regulatory and industry trends, and program design.
Peer Group Analysis
During 2018, WTW was retained to review and provide an updated peer group, which the Compensation Committee uses for benchmarking purposes. This review was conducted to ensure the relevancy of the peer group is applicable. In identifying and constructing a competitive peer group, the Compensation Committee and WTW took into consideration which companies compete with the Company for customers, executive talent or investors, as well as the size of the peer companies. These factors were considered as the Compensation Committee sought to approximate the median of the peer group, and the structure of the Company as it competes in the marketplace. This review resulted in a peer group of 20 companies with assets between $9 billion and $23 billion as of their respective fiscal year-ends.
During fiscal year 2019, the Compensation Committee reviewed the peer group to ensure that it continues to serve as an appropriate comparison for our compensation program. As a result of the review, the Compensation Committee determined to remove MB Financial Inc. as it merged with Fifth-Third Bancorp., who is outside the asset size parameter of the peer group. The peer group is currently comprised of 19 companies noted below.

BancorpSouth Bank	Glacier Bancorp, Inc.
Banner Corporation	Heartland Financial USA, Inc.
Berkshire Hills Bancorp, Inc.	Old National Bancorp
Columbia Banking System Inc.	Renasant Corporation
Community Bank System, Inc.	TCF Financial Corporation
Customers Bancorp, Inc.	Trustmark Corporation
CVB Financial Corp.	UMB Financial Corporation
First BanCorp.	United Bankshares, Inc.
First Midwest Bancorp, Inc.	United Community Banks, Inc.
Fulton Financial Corporation

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When making compensation decisions, the Compensation Committee reviews the compensation paid to our CEO and other NEOs relative to the compensation paid to similarly-situated executives, to the extent available, at our peer companies based on publicly available information reported in our peers' proxy statements and market data received from WTW.
In 2018, WTW provided the Compensation Committee with background information regarding the Company's compensation structure as compared to market practices. The consultant provided the Compensation Committee with analysis with respect to each of the NEOs positions, including a comparison of actual total compensation, total direct compensation, target total direct compensation as well as each component of compensation on a comparative basis with the Company's peer group and market data where available. The information received from WTW in 2018 was also used for setting fiscal year 2019 compensation.
In addition, in setting compensation for 2019 for our NEOs, our Board and Compensation Committee considered our stockholders overwhelming approval of executive compensation on an advisory (non-binding) basis at our 2018 Annual Meeting. The stockholders approved the proposal with more than 94% of the vote cast in favor.
Elements of Compensation
This section provides information and perspective regarding our 2019 executive compensation program and decisions for our executive officers generally, and more specifically, for our NEOs:

Name	Title
Ken Karels (1)	Chairperson, President and CEO of the Company and Great Western Bank
Peter Chapman	Executive Vice President and CFO of the Company and Great Western Bank
Doug Bass (2)	Executive Vice President and COO of the Company and Great Western Bank
Karlyn Knieriem	Executive Vice President and CRO of the Company and Great Western Bank
Timothy Kintner	Executive Vice President of the Company and Regional President of Great Western Bank
Michael Gough (3)	Former Executive Vice President of the Company and Chief Credit Officer of Great Western Bank
(1) Mr. Karels was President and CEO of the Company and the Bank for fiscal years 2016-2018 and from August 2019 to present. He was elected Chairperson in 2017.
(2) Mr. Bass was Executive Vice President and COO of the Company and the Bank from August 2019 to present. Prior to that time, he served as President and COO of the Company and the Bank from October 2018 to August 2019.
(3) Mr. Gough ceased to be an executive officer on September 23, 2019 and remains employed with the Company and our Bank in a non-executive officer role.
The principal elements of our executive compensation program are:
•Base Salary;
•STI Plan includes an annual cash bonus with both a cash and restricted stock component;
•LTI Plan includes Performance Share Units and Restricted Share Units; and
•Perquisites and Other Personal Benefits.
When setting the total compensation opportunity for our NEOs, the Compensation Committee uses data available from various sources, including peer group information, publicly available data and advice from WTW. The Compensation Committee also considers other relevant factors, such as Company and individual performance, internal equity and our compensation philosophy.

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Base Salary
The Company provides NEOs with base salary to compensate them for services rendered during the fiscal year and to reflect each NEO's position, specific skills, tenure, experience, responsibility and performance. Annual base salary adjustments for our CEO for any given fiscal year are determined by the Compensation Committee, and for our other NEOs by the Board, upon the recommendation of the Compensation Committee. Increases or decreases in base salary on a given year-over-year basis are dependent on the Compensation Committee's assessment of the Company's and individual's performance. The Compensation Committee has full discretion to set our CEO's salary and makes recommendations to the Board for other NEO salaries. As part of the process, the Compensation Committee solicits the recommendation of Mr. Karels with respect to the other NEOs. The Compensation Committee also considers peer data provided by WTW in evaluating recommendations.
In fiscal year 2019, the Compensation Committee made the following determinations relative to base salary.

Executive	2019 Base Salary	2018 Base Salary
Ken Karels	$825,000	$825,000
Peter Chapman	400,000	400,000
Doug Bass	535,000	309,900
Karlyn Knieriem	255,000	255,000
Timothy Kintner	257,000	250,000
Michael Gough (1)	275,000	275,000
(1) Mr. Gough ceased to be an executive officer on September 23, 2019 and remains employed with the Company and our Bank in a non-executive officer role.
Annual Cash Incentive Compensation
For fiscal year 2019, our NEOs participated in the STI Plan that provides an opportunity for the payment of annual bonus based on business and individual performance during the year. Each NEO's target short-term incentive, ("STI"), was established prior to the beginning of fiscal year 2019, and the actual STI earned reflects both individual and business performance.
Determination of Earned STI Award
Under our STI Plan, specific objectives are established for the fiscal year. For the 2019 fiscal year, the metrics were net income (weighted at 50%), asset growth (weighted at 15%), Non-Performing Assets ("NPA")/Capital (weighted at 20%) and individual performance against certain prescribed individual performance objectives (weighted at 15%) for all NEOs, with the exception of Mr. Kintner, whose metrics were net income (weighted at 50%), loan growth (weighted at 7.5%), deposit growth (weighted at 7.5%), NPA/Capital (weighted at 20%) and individual performance against certain prescribed individual performance objectives (weighted at 15%) for his assigned region. These metrics were chosen to measure performance and payouts under the STI Plan as they bear a direct relationship to our business plan and are a direct measurement of our underlying profitability. Each metric has a payout opportunity of up to 200% based upon the percentage of achievement of established goals. In the event an established threshold performance level set for a metric is not met, there is a 0% payout on such metric. The "STI Multiplier" is determined by aggregating the product of each metric payout opportunity achieved by the applicable weighting. For the 2019 fiscal year, after considering the assigned performance metrics, the Compensation Committee determined that a STI Multiplier of 0.50, or 50%, for Mr. Karels; 0.50, or 50.0%, for Mr. Chapman; 0.4, or 40%, for Mr. Bass; 0.50, or 50.0%, for Ms. Knieriem; 0.30, or 30%, for Mr. Kintner; and 0.45, or 45.0%, for Mr. Gough, was appropriate.
For Mr. Karels, he led management in overall business performance with a focus on risk management and balance sheet outcomes, satisfactory regulatory review outcomes, increased earnings and EPS growth and continued leadership development for the organization; for Mr. Chapman, provided oversight resulting in solid overall financial results, effective management and reporting of financial results, maximized use of capital and proactively developed strategies to manage interest rate risk; for Mr. Bass, continued development and growth of his regional footprint including growth of the loan and deposit portfolios, recruitment and retention of talent and oversight of the Bank's risk profile, policies and procedures; for Ms. Knieriem, continued maturation of the Bank's enterprise risk management program, management of risk appetite parameters and maintenance of a sound risk profile in connection with sustainable growth projections; for Mr. Kintner, leadership with a renewed focus on retail banking including sustainable loan and deposit growth, management of the Bank's risk profile and recruitment and development of talent within his regional responsibility; and for Mr. Gough, continued leadership and management of the Bank's credit culture and management of the portfolio and non-performing assets to current levels. In addition, our NEOs were subject to a compliance gateway. Our NEOs are subject to a reduction in their STI, either in part or in full depending on the severity of the breach, if they do not pass the compliance expectations of their role. For fiscal year 2019, each of Messrs. Bass and Gough's STI amount is reflective of a 25% reduction in accordance with the terms of their respective amended and restated Employment Agreements dated August 5, 2019.
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Mandatory Deferral of Earned STI Award
Under the STI Plan, a portion of our NEO's earned STI awards were subject to mandatory deferral to instill an appropriate focus on business performance beyond the current year, allow for alignment with risk outcomes, support achievement of targets, and encourage an appropriate level of stockholding by senior executives. For Mr. Karels, 50% of his earned STI award was deferred into restricted share units, of which half will vest in November 2020 and half in November 2021. For Messrs. Chapman, Bass, Kintner, Gough, and Ms. Knieriem, 25% of each of their total award was deferred into restricted share units and will vest in November 2020.
Performance Results and Payouts
Company Performance Component: The Company-level objective for fiscal year 2019 was to achieve consolidated net income of $185.6 million, asset growth of 5.55% and NPA/Capital ratio of 25.0%. The Company's consolidated net income for the year ended September 30, 2019 was $167.4 million, asset growth was 5.54% and NPA/Capital was 40.77%. Mr. Kintner was assigned targets for his scorecard metrics based upon his assigned region. For fiscal year 2019, objectives included achievement of consolidated net income of $60.7 million, loan growth of 3.8%, deposit growth of 4.9% and NPA/Capital ratio of 30.0%. The Region's consolidated net income for the year ended September 30, 2019 was $49.3 million, loan growth of -0.2%, deposit growth of 6.3% and NPA/Capital was 42.19%.
Individual Performance Component: The Compensation Committee determined each of the NEO's achievement at certain prescribed levels of their individual performance objectives by assigning a rating (0-5).
In determining the actual annual bonus for each NEO associated with the achievement of Company-level and individual performance objectives, the Compensation Committee utilized the following metrics and outcomes in determining the actual payment:

Mr. Karels:		FY19 Goal Range Payout Opportunity (dollars in thousands)			FY19 Results (dollars in thousands)
2019 STI Metrics	Category Weighting	Threshold 50%	Target 100%	Maximum 200%	Actual Results	% of Target	Payout Opportunity Achieved	STI Multiplier
Net income	50%	$167,010	$185,567	$204,124	$167,365	90%	51%	50%
Asset growth	15%	5.00%	5.55%	6.11%	5.54%	100%	99%
NPA/Capital	20%	35.00%	25.00%	15.00%	40.77%	61%	0%
Individual performance	15%	2	3	5	2.3	77%	65%

Mr. Chapman:		FY19 Goal Range Payout Opportunity (dollars in thousands)			FY19 Results (dollars in thousands)
2019 STI Metrics	Category Weighting	Threshold 50%	Target 100%	Maximum 200%	Actual Results	% of Target	Payout Opportunity Achieved	STI Multiplier
Net income	50%	$167,010	$185,567	$204,124	$167,365	90%	51%	50%
Asset growth	15%	5.00%	5.55%	6.11%	5.54%	100%	99%
NPA/Capital	20%	35.00%	25.00%	15.00%	40.77%	61%	0%
Individual performance	15%	2	3	5	2.3	77%	65%

Mr. Bass:		FY19 Goal Range Payout Opportunity (dollars in thousands)			FY19 Results (dollars in thousands)
2019 STI Metrics	Category Weighting	Threshold 50%	Target 100%	Maximum 200%	Actual Results	% of Target	Payout Opportunity Achieved	STI Multiplier
Net income	50%	$137,318	$152,576	$167,834	$167,365	90%	51%	40%
Asset growth	15%	32.68%	29.71%	26.74%	5.54%	100%	99%
NPA/Capital	20%	40.00%	30.00%	15.00%	40.77%	61%	0%
Individual performance	15%	2	3	5	1.0	33%	0%

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Ms. Knieriem:		FY19 Goal Range Payout Opportunity (dollars in thousands)			FY19 Results (dollars in thousands)
2019 STI Metrics	Category Weighting	Threshold 50%	Target 100%	Maximum 200%	Actual Results	% of Target	Payout Opportunity Achieved	STI Multiplier
Net income	50%	$167,010	$185,567	$204,124	$167,365	90%	51%	50%
Asset growth	15%	5.00%	5.55%	6.11%	5.54%	100%	99%
NPA/Capital	20%	35.00%	25.00%	15.00%	40.77%	61%	0%
Individual performance	15%	2	3	5	2.3	77%	65%

Mr. Kintner:		FY19 Goal Range Payout Opportunity (dollars in thousands)			FY19 Results (dollars in thousands)
2019 STI Metrics	Category Weighting	Threshold 50%	Target 100%	Maximum 200%	Actual Results	% of Target	Payout Opportunity Achieved	STI Multiplier
Net income	50%	$54,624	$60,693	$66,762	$49,336	81%	0%	30%
Loan growth	8%	3.40%	3.80%	4.20%	-0.20%	-1,718%	0%
Deposit growth	8%	4.40%	4.90%	5.40%	6.30%	78%	200%
NPA/Capital	20%	40.00%	30.00%	20.00%	42.19%	71%	0%
Individual Performance	15%	2	3	5	3.0	100%	100%

Mr. Gough:		FY19 Goal Range Payout Opportunity (dollars in thousands)			FY19 Results (dollars in thousands)
2019 STI Metrics	Category Weighting	Threshold 50%	Target 100%	Maximum 200%	Actual Results	% of Target	Payout Opportunity Achieved	STI Multiplier
Net income	50%	$167,010	$185,567	$204,124	$167,365	90%	51%	45%
Asset growth	15%	5.00%	5.55%	6.11%	5.54%	100%	99%
NPA/Capital	20%	35.00%	25.00%	15.00%	40.77%	61%	0%
Individual Performance	15%	2	3	5	2.0	50%	33%
STI Payout: The Compensation Committee retains the discretion to determine the amount of any STI awarded to our CEO and recommend to the Board the amount of any STI awarded to the other NEOs, under the STI Plan. The final determination and recommendation of the Compensation Committee could result in no STI being paid. Based on this analysis, the Compensation Committee exercised its final discretion, and approved the STI award for our CEO and made the recommendation to the Board for the other NEOs. The following table sets forth the total eligible STI amounts at target and STI actually paid to each of our NEOs under the STI Plan for fiscal year 2019.

Name	Base Salary	STI Target Percentage	STI Target Amount	STI Multiplier	Earned STI
Ken Karels	$825,000	85%	$701,250	0.50	$350,625
Peter Chapman	400,000	60%	240,000	0.50	120,000
Doug Bass (1)	535,000	65%	347,750	0.40	104,325
Karlyn Knieriem (2)	255,000	45%	114,750	0.50	57,375
Timothy Kintner	257,000	30%	77,100	0.30	23,130
Michael Gough (1)	275,000	40%	110,000	0.45	37,125
(1) Messrs. Bass and Gough's earned STI amount is each reflective of a 25% reduction in accordance with the terms of the respective Amended and Restated Employment Agreements dated August 5, 2019.
(2) The Board determined to use 45% of base salary for the fiscal year 2019 target bonus opportunity for Ms. Knieriem.

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Long-Term Incentive Compensation
The Compensation Committee believes that a substantial portion of each NEOs compensation should be in the form of long-term incentive compensation in order to further align the interests of our NEOs and stockholders. The framework is designed to:
•provide a competitive compensation opportunity;
•align the interests of management with the interests of stockholders;
•foster retention;
•allow the Company to compete effectively for talent;
•support the Company's long-term strategy and growth objectives;
•align management's long-term compensation with achievement of business goals;
•link pay and performance;
•create a long-term focus based on sustainable results; and
•create stock ownership.
Long-term incentive compensation opportunities are provided to the NEOs through the award of annual grants under the LTI Plan.
Award Mix
The Compensation Committee administers the LTI Plan and determines the mix of awards included in the annual grant. Historically the Compensation Committee has determined that the award vehicle mix should be comprised of the following:

Award Vehicle	% of Award
Restricted Share Units	50%
Performance Share Units	50%
Restricted Share Units and Performance Share Units are designed to align management's long-term compensation with achievement of business goals, as well as link pay and performance. Restricted Share Unit awards vest annually in equal amounts over a three-year period and are contingent on continued employment during the vesting period, except as otherwise described under the heading "Potential Payments Upon Termination or Change in Control" set forth in this Proxy Statement. Performance Share Unit awards are contingent upon the achievement of pre-established long-term goals set in advance by the Compensation Committee over a three-year period with overlapping performance cycles. For fiscal year 2019, the Compensation Committee determined return on tangible assets (40% weighting), adjusted efficiency ratio (30% weighting) and return on tangible equity (30% weighting) were appropriate performance metrics as they bear a direct relationship to our business plan. Each metric has the ability to earn up to 150% based on the Company's achievement of established goals. In the event an established threshold performance level for a metric is not met, there is 0% earned for such metric. The percentage of performance share units earned at the end of the three-year performance period is measured separately for each performance metric and weighted accordingly.
Perquisites and Other Benefits
Our NEOs receive various perquisites provided by or paid for by us that we believe are reasonable, competitive and consistent with the Company's overall compensation philosophy. In fiscal year 2019, these perquisites included: car expenses, recognition event gift cards and club dues. Our NEOs were also eligible for a 401(k) employer match, profit sharing contribution and life insurance on the same terms as all other employees of the Company. Attributed costs of the personal benefits described above for all NEOs for the fiscal year ended September 30, 2019 are included in the "All Other Compensation" column of the "2019 Summary Compensation Table" set forth in this Proxy Statement.
Post-Termination Compensation
We have entered into employment agreements with each of our NEOs that provide for post-termination compensation, with the exception of Mr. Kintner with whom we have entered solely into a change in control agreement. These agreements provide for payments and other benefits if the NEO's employment terminates for a qualifying event or circumstance. Additionally, the employment agreements provide for the payment of enhanced severance benefits if the NEO's employment is terminated within 24 months of a "change in control" (as defined in the agreements). Additional information regarding the employment agreements and the change in control agreement, including a definition of key terms and a quantification of benefits that would have been received by our NEOs had termination occurred on September 30, 2019, is contained under the heading "Potential Payments Upon Termination or Change in Control" set forth in this Proxy Statement.

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The Compensation Committee believes these employment arrangements are an important part of overall compensation for our NEOs and will help to secure the continued employment and dedication of our NEOs, prior to or following a change in control, notwithstanding any concern that they might have at such time regarding their own continued employment. These agreements also contain restrictive covenants, including non-compete and non-solicitation provisions, which protect the Company's interests in its client and employee relationships. The Compensation Committee also believes that these agreements are important as a recruitment and retention device, as nearly all of the companies with which we compete for executive talent have similar agreements in place for their senior employees.
Additional Information Regarding Compensation Policies
We have additional compensation policies that support our practices. These policies serve to further illustrate and provide context around our approaches to compensation.
Clawback Policy. Our clawback policy provides that the Company may recover any cash payment or equity awards made to a then current executive officer, or an individual who became a former executive officer following the adoption of such policy, if the payment or award was predicated upon achieving certain financial results that were subsequently the subject of a material negative restatement caused by the intentional misconduct of the executive officer. In such event, the Company may recover the amount by which any annual or long-term payments or awards made or granted exceeded what would have been awarded or granted based on restated financial statements. In addition, the Company may recover any profits realized on the sales of securities received by such executive officer pursuant to such awards.
In addition, the clawback provision of the Sarbanes-Oxley Act of 2002 also applies to our NEOs. This provision provides that if the Company is required to restate its financial statements as a result of misconduct, the NEOs are required to reimburse the Company for bonuses or other incentive-based or equity-based compensation and profits realized during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement.
Impact of Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended, (the "Code"), imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the certain "covered employees." The "covered employees" generally consist of a company's Chief Executive Officer and the other NEOs (other than the Chief Financial Officer). This limitation does not apply to compensation that meets the requirements under Section 162(m) for "qualifying performance-based" compensation. Although the Compensation Committee considers the deductibility of executive compensation, the Compensation Committee also recognizes the need to retain flexibility to make compensation decisions that may not meet the standards of Section 162(m) when necessary to enable the Company to continue to attract, retain and motivate highly-qualified executives. The Compensation Committee therefore reserves the authority to approve potentially non-deductible compensation as it deems appropriate.
Prohibition on Hedging and Short Selling. The Company's executive officers and directors are prohibited from engaging in short selling of the Common Stock or engaging in hedging or offsetting transactions regarding the Common Stock. Additional information can be found under the heading "Anti-Hedging and Anti-Pledging Policies for Directors and Executive Officers" set forth in this Proxy Statement.
Prohibition on Pledging Stock. The Company's executive officers and directors are prohibited from pledging any of the Company's securities. Additional information can be found under the heading "Anti-Hedging and Anti-Pledging Policies for Directors and Executive Officers" set forth in this Proxy Statement.
Compensation Process and Roles
Role of Management. The Compensation Committee made all fiscal year 2019 compensation decisions for our CEO and recommended to the Board all compensation decisions for all other NEOs. Mr. Karels annually reviews with the Compensation Committee the performance of each of the NEOs, except for himself, whose performance is reviewed by the Compensation Committee. The conclusions reached and the compensation recommendations based on these reviews, including with respect to salary adjustments and incentive award amounts, were presented to the Compensation Committee.
Committee Process. During fiscal year 2019, the Compensation Committee reviewed both the Company's compensation philosophy and the actual compensation being paid by the Company. The Compensation Committee met, including in executive sessions without any members of management present, to discuss, evaluate and set/recommend NEO compensation. In setting the CEO's compensation and making recommendations for compensation for each of the other NEOs, the Compensation Committee focused on the total compensation received by each NEO, as well as the allocation of each element of compensation in relation to those provided by the peer companies identified above. The Compensation Committee acted pursuant to its Board-approved written charter.
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Compensation Consultant. The Compensation Committee has the sole authority to retain and dismiss its own outside compensation consultants and any other advisors it deems necessary. The role of a compensation consultant is to assist the Compensation Committee in analyzing executive compensation packages and to provide the Compensation Committee with information regarding market compensation levels, general compensation trends and best practices. The consultant also provides advice regarding the competitiveness of specific pay decisions and actions for the NEOs, as well as the appropriateness of the design of the Company's executive compensation programs. In fiscal year 2019, the Compensation Committee did not utilize an outside compensation consultant to advise on executive compensation related matters. The Compensation Committee had previously determined to review our executive compensation, market compensation levels and general compensation trends every two years.

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2019 Summary Compensation Table
The following table summarizes compensation awarded to, earned by or paid to our NEOs for fiscal years 2019, 2018 and 2017, except for Ms. Knieriem, who was appointed Executive Vice President on June 18, 2018 and Mr. Kintner, who was appointed Executive Vice President of the Company and Regional President of the Bank on February 22, 2018; as such, information is only provided for fiscal years 2018 and 2019 for Ms. Knieriem and Mr. Kintner. The section of this Proxy Statement entitled "Compensation Discussion & Analysis" describes in greater detail the information reported in this table and the objectives and factors considered in setting NEO compensation.

Name and Principal Position	Year	Salary ($)	Stock Awards (7) (8) ($)	Non-Equity Plan Compensation (6) (9) ($)	All Other Compensation (10) (11) ($)	Total ($)
Ken Karels (1) (2)	2019	$825,000	$1,219,012	$350,625	$104,734	$2,499,371
Chairperson, President and Chief Executive Officer	2018	825,000	1,082,997	1,079,925	254,854	3,242,776
	2017	825,000	1,315,368	1,009,800	24,182	3,174,350
Peter Chapman (1)	2019	400,000	369,934	120,000	40,909	930,843
Executive Vice President and Chief Financial Officer	2018	400,000	311,389	352,800	69,120	1,133,309
	2017	400,000	360,334	345,600	11,997	1,117,931
Doug Bass (1) (2)	2019	516,827	491,433	104,325	41,156	1,153,741
Executive Vice President and Chief Operating Officer	2018	309,900	191,013	128,299	46,206	675,418
	2017	309,900	201,838	166,416	22,437	700,591
Karlyn Knieriem (1) (3)	2019	255,000	102,000	57,375	22,190	436,565
Executive Vice President and Chief Risk Officer	2018	195,157	20,000	117,810	11,347	344,314
Timothy Kintner (1) (4)	2019	255,115	100,000	23,130	17,697	395,942
Executive Vice President of the Company and Regional President of our Bank	2018	150,000	100,000	37,200	24,727	311,927
Michael Gough (1) (5)	2019	260,000	110,241	37,125	23,363	430,729
Former Executive Vice President of the Company and Chief Credit Officer of our Bank	2018	269,615	92,203	121,275	22,106	505,199
	2017	255,000	41,170	110,160	18,567	424,897
(1) We entered into employment agreements with our NEOs on December 15, 2017, except for Ms. Knieriem and Mr. Kintner. On May 1, 2018, our Bank entered into an employment agreement with Ms. Knieriem and on February 22, 2018, we entered into a change in control agreement with Mr. Kintner. Additionally, the employment agreements for Messrs. Bass and Gough were amended and restated on August 5, 2019.
(2) Mr. Karels was President and CEO of the Company and the Bank for fiscal years 2016-2018 and from August 2019 to present. He was elected Chairperson in 2017. Mr. Bass was Executive Vice President and COO of the Company and the Bank from August 2019 to present. Prior to that time, he served as President and COO of the Company and the Bank from October 2018 to August 2019.
(3) Ms. Knieriem was appointed Executive Vice President and CRO of the Company and the Bank effective June 18, 2018.
(4) Mr. Kintner was appointed Executive Vice President of the Company and Regional President of the Bank effective February 22, 2018.
(5) Mr. Gough ceased to be an executive officer on September 23, 2019 and remains employed with the Company and our Bank in a non-executive officer role.
(6) The amounts in this column represent each NEO's annual incentive payment, including amounts deferred in restricted share units, under the STI Plan for fiscal years 2019, 2018 and 2017. See “Annual Cash Incentive Compensation” for further details.
(7) The value reflects the aggregate grant date fair value under FASB ASC Topic 718. The value is based on the closing price of the Common stock on the grant date of $37.32, $41.07 and $39.43 per share for fiscal years 2019, 2018 and 2017, respectively.
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(8) For each of the NEOs, the amounts include a long-term equity incentive award split 50/50 between restricted share units with 33-1/3% of units scheduled to vest each year over three years and performance share units with a three-year vesting period based on the Company's achievement of performance metrics including for fiscal year 2019, return on tangible assets (40% weighting), adjusted efficiency ratio (30% weighting) and return on tangible equity (30% weighting) and for fiscal years 2018 and 2017, return on tangible assets (70% weighting) and adjusted efficiency ratio (30% weighting) and assuming the award vests at the target level of performance for the fiscal years 2019, 2018 and 2017, respectively; Mr. Karels - $1,004,000, $915,000 and $915,000; Mr. Chapman - $310,000, $255,000 and $255,000; Mr. Bass - $455,000, $155,000 and $155,000; Ms. Knieriem - $102,000, $20,000, $0; Mr. Kintner - $100,000, $0 and $0; and Mr. Gough - $102,000, $85,000 and $35,000.
Amounts include for fiscal year 2019 a grant adjustment for the additional shares issued under the 2016 LTI performance share award that had a vesting measurement of 147.0% of target as a result of the Company's achievement of performance metrics relative to the award over its three year performance period; Mr. Karels - $215,012, Mr. Chapman - $59,934, Mr. Bass - $36,433, and Mr. Gough - $8,241.
Amounts include for fiscal year 2018 a grant adjustment for the additional shares issued under the 2015 LTI performance share award that had a vesting measurement of 148.0% of target as a result of the Company's achievement of performance metrics relative to the award over its three year performance period; Mr. Karels - $167,997, Mr. Chapman - $56,389, Mr. Bass - $36,013, and Mr. Gough - $7,203. Amounts for fiscal year 2018 also include a sign-on award of restricted share units for Mr. Kintner of $100,000.
Amounts include for fiscal year 2017 a grant adjustment for the additional shares issued under the 2014 IPO performance share award and 2014 LTI performance share award that had vesting measurements applied of 126.3% and 141% of target, respectively, as a result of the Company's achievement of performance metrics relative to each award over their three-year performance periods, with the exception of Mr. Gough who only had a 2014 LTI performance share award; Mr. Karels - $400,356, Mr. Chapman - $105,282, Mr. Bass - $46,838, and Mr. Gough - $6,156.
(9) Based on Ms. Knieriem's contributions during the fiscal year, the Board determined to increase Ms. Knieriem STI bonus opportunity to 45% of base salary for fiscal year 2019.
(10) The amounts in this column for fiscal year 2019 include
•For Mr. Karels: a matching contribution of $6,875 and a profit sharing contribution of $11,688 under our 401(k) plan, vehicle expenses of $5,357, company-paid premiums for group life insurance of $216, dividend equivalent cash payments upon vesting of shares of $75,374, recognition event gift of $1,322 and club membership dues of $3,902.
•For Mr. Chapman: a matching contribution of $6,875 and a profit sharing contribution of $11,688 under our 401(k) plan, company-paid premiums for group life insurance of $216, dividend equivalent cash payments upon vesting of shares of $20,824 and recognition event gift of $1,306.
•For Mr. Bass: a matching contribution of $8,088 and a profit sharing contribution of $11,688 under our 401(k) plan, vehicle expenses of $3,569, company-paid premiums for group life insurance of $216, dividend equivalent cash payments upon vesting of shares of $12,895, recognition event gift of $1,436 and club membership dues of $3,264.
•For Ms. Knieriem, a matching contribution of $7,799 and a profit sharing contribution of $11,688 under our 401(k) plan, company-paid premiums for group life insurance of $216, dividend cash equivalent cash payments upon vesting of shares of $1,066 and recognition event gift of $1,421.
•For Mr. Kintner, a matching contribution of $4,695, company-paid premiums for group life insurance of $216 recognition event gift of $1,408 and club membership dues of $11,378.
•For Mr. Gough: a matching contribution of $6,791 and a profit sharing contribution of $11,688 under our 401(k) plan, company-paid premiums for group life insurance of $216, dividend equivalent cash payments upon vesting of shares of $3,259 and recognition event gift of $1,409.
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(11) Set forth below is a detailed summary of the amounts included under the "All Other Compensation" column for fiscal year 2019:

	All Other Compensation for Fiscal Year 2019 A
Name	Vehicle Expenses ($)	Club Dues ($)	Life Insurance Premiums ($)	Profit Sharing Contribution ($)	401(k) Plan Matching Contribution ($)	Dividend Equivalent Cash Payment ($)	Recognition Event Gift C ($)	Total ($)
Ken Karels	$5,357	$3,902	$216	$11,688	$6,875	$75,374	$1,322	$104,734
Peter Chapman	—	—	216	11,688	6,875	20,824	1,306	40,909
Doug Bass	3,569	3,264	216	11,688	8,088	12,895	1,436	41,156
Karlyn Knieriem	—	—	216	11,688	7,799	1,066	1,421	22,190
Timothy Kintner B	—	11,378	216	—	4,695	—	1,408	17,697
Michael Gough	—	—	216	11,688	6,791	3,259	1,409	23,363
A All amounts reported are based upon the Company's direct costs in providing the listed perquisites.
B Mr. Kintner was not eligible to receive a Profit Sharing contribution as he had not completed one year of service as of December 31, 2018.
C All employees who attended the Bank's Recognition Event received a $1,000 gift card, which was grossed up for tax purposes.

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Employment Arrangements
Agreements with Executive Officers. We entered into employment agreements with Messrs. Karels, Chapman, Bass and Gough on December 15, 2017, which became effective January 1, 2018, and with Ms. Knieriem on May 1, 2018. The employment agreements for Messrs. Bass and Gough were amended and restated on August 5, 2019 and replaced their prior agreements. The term of each employment agreement is for an unspecified duration and constitutes “at will” employment. During the term, the executives will continue to serve in their current positions as Chairman, President and CEO for Mr. Karels; Executive Vice President and CFO for Mr. Chapman; Executive Vice President and Chief Operating Officer for Mr. Bass; and Executive Vice President and CRO for Ms. Knieriem. On September 23, 2019, Mr. Gough transitioned into a non-executive role as Senior Vice President - Credit. Additionally, in connection with Mr. Kintner's employment with the Company and Bank, we entered into a change in control agreement with Mr. Kintner on February 22, 2018.
Each employment agreement provides for, among other things: (i) an initial annual base salary of $825,000 for Mr. Karels, $400,000 for Mr. Chapman, $400,000 for Mr. Bass, $250,000 for Mr. Gough and $255,000 for Ms. Knieriem; (ii) an annual incentive bonus under the STI Plan with a target opportunity of 85% of base salary for Mr. Karels, 60% for Mr. Chapman, 40% for Mr. Bass, 30% for Ms. Knieriem and 25% for Mr. Gough with the actual amount earned ranging from 0% to 200% of target based on actual achievement against performance; (iii) annual long-term incentive compensation awards under the LTI Plan with a value of $915,000 for Mr. Karels, $255,000 for Mr. Chapman, $250,000 for Mr. Bass, $85,000 for Ms. Knieriem and $75,000 for Mr. Gough, and eligibility to receive future annual long-term incentive compensation awards in form and amount determined in the sole discretion of our Board and (iv) participation in our employee benefit and welfare plans.
Upon a termination of any of the NEO’s employment, except for Mr. Kintner, by the Company without “cause” or by such NEO for “good reason”, subject to a general release of claims in favor of the Company, the NEO will be entitled to: (i) a prorated annual incentive bonus under the STI Plan for the year of termination based on actual performance; (ii) a severance payment equal to two times for Mr. Karels, and one times for Messrs. Chapman, Bass, Gough and Ms. Knieriem, the sum of (A) the NEO’s then-current annual base salary and (B) the NEO’s then-current target annual incentive bonus, paid in 52 or 26 equal installments, respectively, in accordance with the Company’s normal payroll practices; (iii) either (A) continued benefits under the Company’s group healthcare, vision and dental plans through the second anniversary of termination of employment for Mr. Karels, and through the first anniversary for Messrs. Chapman, Bass, Gough and Ms. Knieriem, or (B) a lump-sum payment (grossed up for applicable taxes) equal to 24 times for Mr. Karels, and 12 times for Messrs. Chapman, Bass, Gough and Ms. Knieriem, the monthly Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") cost of continued health and medical coverage and (iv) continued vesting of any outstanding equity compensation awards under the LTI Plan as if the executive had remained employed through the applicable vesting dates.
In the event that any of the NEO’s employment is terminated by the Company without “cause” or by the executive for “good reason” within two years following a “change in control”, subject to a general release of claims in favor of the Company, the NEO will be entitled to the payments and benefits described above, except that (i) the severance payment will be paid in a lump sum and be equal to three times for Mr. Karels, and two times for Messrs. Chapman, Bass, Gough and Ms. Knieriem, the sum of (A) the NEO’s then-current annual base salary and (B) the NEO’s then-current target annual incentive bonus, and (ii) in lieu of the benefits described in clause (iii) of the prior sentence, all executives will receive a lump-sum healthcare payment (grossed up for applicable taxes) equal to 24 times the monthly COBRA cost. In addition, the employment agreements provide that, notwithstanding anything to the contrary, the Company will not be required to provide any payment or benefit that would qualify as a prohibited golden parachute payment within the meaning of Section 18(k) of the Federal Deposit Insurance Act ("FDIA").
“Cause” generally means the NEO’s: (i) conviction of, or plea of guilty or no contest to, any felony or any crime involving fraud, dishonesty or moral turpitude; (ii) engagement in gross misconduct that causes material financial or reputation harm to the Company; (iii) repeated failure to substantially perform his or her duties and responsibilities to the Company; (iv) material violation of any contract or agreement between the executive and the Company or any written Company policy or (v) disqualification or bar by any governmental or self-regulatory authority from serving in the capacity required by the executive’s job description, or loss of any governmental or self-regulatory license that is reasonably necessary for the executive to perform his or her duties or responsibilities.
“Good reason” generally means, in the absence of the NEO’s written consent: (i) any material and adverse change in the executive’s position or authority with the Company; (ii) the transfer of the NEO’s primary work site to a new location that is more than 50 miles from that in effect immediately prior to such transfer; (iii) a diminution of the NEO’s base salary by more than 10%, unless such diminution applies to all other senior executives or (iv) a material breach of the employment agreement by the Company or our Bank.
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“Change in control” generally means the occurrence of any of the following events: (i) during any period of less than 36 months, individuals who constitute the Board as of the beginning of the period (which we refer to as the incumbent directors) cease to constitute at least a majority of the Board; (ii) any person is or becomes a beneficial owner, directly or indirectly, of 30% or more of the combined voting power of the Company’s then-outstanding securities eligible to vote for the election of the Board; (iii) the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company that requires the approval of the Company’s stockholders; (iv) the consummation of a sale of all or substantially all of the Company’s assets or (v) the Company’s stockholders approve a plan of complete liquidation or dissolution of the Company.
Each employment agreement also contains confidentiality and non-disparagement provisions, which apply indefinitely, and non-competition as well as client and employee non-solicitation provisions that apply during the term of the employment agreement and for one year following a termination of employment for any reason.
Potential Payments upon Termination or Change in Control
Other than the employment agreements and the change in control agreement described above, we do not currently have any agreements, plans or other arrangements that provide for payments to any of our NEOs upon termination or a change in control.
Savings Plans
We maintain the Great Western 401(k) Profit Sharing Plan and Trust, (the "401(k) Plan"), which is a tax-qualified defined contribution savings plan, for the benefit of all eligible U.S. employees of the Company (including the NEOs). Employee contributions, including after-tax contributions, are permitted by means of pay reduction. The 401(k) Plan also provides for discretionary employer matching contributions. During fiscal year 2019, the Company matched 100% of employee contributions up to 2.5% of a participant’s salary, cash portion of their short term incentive, commissions and other cash earnings ("Plan Compensation"), and made a discretionary contribution of 4.25%, approximately $3.5 million, allocated proportionately to eligible participants based on their 2019 Plan Compensation. All employee contributions and earnings on employee contributions are at all times fully vested. Beginning with the second year of service, employer matching contributions and employer discretionary contributions are vested at a rate of 25% per year of service and are completely vested after five years of service.
Pension Benefits; Nonqualified Deferred Compensation
We do not currently offer any defined pension plans or any nonqualified deferred compensation plans to our NEOs.
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2019 Grants of Plan-Based Awards Table
The following table provides information with regard to the stock awards granted during fiscal year 2019 (and reported as "Stock Awards" in the 2019 Summary Compensation Table) and the annual cash incentive award opportunity for fiscal year 2019 for our NEOs under our plans.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock Awards (3) ($)

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Ken Karels		$—	$701,250	$1,402,500
	11/30/2018				—	13,451	20,177			$502,000
	11/30/2018							13,451	(4)	502,000
	11/30/2018							14,468	(5)	539,946
Peter Chapman		$—	240,000	480,000
	11/30/2018				—	4,153	6,230			155,000
	11/30/2018							4,153	(4)	155,000
	11/30/2018							2,363	(5)	88,187
Doug Bass		$—	347,750	695,500
	11/30/2018				—	6,096	9,144			227,500
	11/30/2018							6,096	(4)	227,500
	11/30/2018							859	(5)	32,058
Karlyn Knieriem		$—	114,750	229,500
	11/30/2018				—	1,367	2,051			51,000
	11/30/2018							1,367	(4)	51,000
	11/30/2018							789	(5)	29,445
Timothy Kintner		$—	77,100	154,200
	11/30/2018				—	1,340	2,010			50,000
	11/30/2018							1,340	(4)	50,000
	11/30/2018							249	(5)	9,293
Michael Gough		$—	110,000	220,000
	11/30/2018				—	1,367	2,051			51,000
	11/30/2018							1,367	(4)	51,000
	11/30/2018							812	(5)	30,304
(1) Amounts reflect the range of possible payouts under our STI Plan based on a combination of business and individual performance which can earn results from 0% to 200% of targeted bonus. For additional information, see "Compensation Discussion & Analysis - Annual Cash Incentive Compensation - Determination of Earned STI Award".
(2) Awards represent the range of estimated possible payouts of performance share units issued to our NEOs as one-half of their LTI Plan award, which vesting can range from 0% to 150%. For additional information, see "Compensation Discussion & Analysis - Long-Term Incentive Compensation" and "Summary Compensation Table".
(3) The values reflect the aggregate grant date fair value under FASB ASC Topic 718 and is based on the closing price of the Common Stock on the grant date of $37.32 per share for November 30, 2018 and, for performance share units, assumes vesting of the award at the target level.
(4) Awards granted on November 30, 2018 represent the restricted share units issued as one-half of the NEO's LTI Plan award. The restricted share units vest equally over a three-year period with 33-1/3% vesting each year. For additional information, see "Compensation Discussion & Analysis - Long-Term Incentive Compensation".
(5) Awards granted represent deferral of restricted share units issued under our STI Plan to our NEOs on November 30, 2018.
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2019 Outstanding Equity Awards at Fiscal Year-End Table
Company Equity Awards. The following table provides information about the outstanding Company equity awards granted to each of our NEOs under the LTI Plan as of September 30, 2019.

Name	Number of Restricted Share Units of Stock That Have Not Vested (#)		Market Value of Restricted Share Units of Stock That Have Not Vested (1) ($)	Number of Performance Share Units of Stock That Have Not Vested (#)		Market Value of Performance Share Units That Have Not Vested (1) ($)
Ken Karels	6,147	(2)	$202,851	17,056	(4)	$562,848
	14,468	(3)	477,444	14,816	(5)	488,928
	3,869	(4)	127,677	15,200	(6)	501,600
	7,427	(5)	245,091
	13,451	(6)	443,883
Peter Chapman	2,363	(3)	77,979	4,754	(4)	156,882
	1,080	(4)	35,640	4,128	(5)	136,224
	2,070	(5)	68,310	4,693	(6)	154,869
	4,153	(6)	137,049
Doug Bass	859	(3)	28,347	2,890	(4)	95,370
	656	(4)	21,648	2,510	(5)	82,830
	1,259	(5)	41,547	6,888	(6)	227,304
	6,096	(6)	201,168
Karlyn Knieriem	789	(3)	26,037	323	(5)	10,659
	163	(5)	5,379	1,545	(6)	50,985
	1,367	(6)	45,111
Timothy Kintner	249	(3)	8,217	1,514	(6)	49,962
	1,340	(6)	44,220
	2,342	(7)	77,286
Michael Gough	812	(3)	26,796	653	(4)	21,549
	150	(4)	4,950	1,377	(5)	45,441
	691	(5)	22,803	1,545	(6)	50,985
	1,367	(6)	45,111
(1) The market value was determined by multiplying the number of units by the closing price of a share of the Company's Common Stock on September 30, 2019, which was $33.00 per share.
(2) For Mr. Karels, represents 50% of the deferred portion of his 2017 annual incentive award issued in December 2017 under the STI Plan which is scheduled to vest in December 2019.
(3) For each of our NEOs, represents the deferred portion of their 2018 annual incentive issued in November 2018 under the STI Plan. For Mr. Karels, 50% are scheduled to vest in November 2019 and 50% are scheduled to best in November 2020; for Messrs. Chapman, Bass, Kintner and Gough and Ms. Knieriem, 100% are scheduled to vest in November 2019.
(4) For each of our NEOs, represents a long-term equity incentive award split 50/50 under the LTI Plan between restricted and performance share units granted in December 2016. The restricted share units vest in three equal installments, the first and second installments vested in December 2017 and 2018, respectively. The remaining installment is scheduled to vest in December 2019. The performance share units are scheduled to vest in December 2019 and are calculated based upon the Company's performance on the award's assigned performance metrics as of September 30, 2019, which was at 147.0% of target.
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(5) For each of our NEOs, represents a long-term equity incentive award under the LTI Plan split 50/50 between restricted and performance share units granted in December 2017. The restricted share units vest in three equal installments, the first installment vested in December 2018. The remaining installments are scheduled to vest in December 2019 and 2020, respectively. The performance share units are scheduled to vest in December 2020 and are calculated based upon the Company's performance on the award's assigned performance metrics as of September 30, 2019, which was at 133.0% of target. However, the final award may increase or decrease based on actual performance at the end of the vesting period.
(6) For each of our NEOs, represents a long-term equity incentive award under the LTI Plan split 50/50 between restricted and performance share units granted in November 2018. The restricted share units vest in three equal installments, in November 2019, 2020 and 2021, respectively. The performance share units are scheduled to vest in November 2021 and are calculated based upon the Company's performance on the award's assigned performance metrics as of September 30, 2019, which was at 113.0% of target. However, the final award may increase or decrease based on actual performance at the end of the vesting period.
(7) For Mr. Kintner, represents restricted share units granted in February 2018 upon hire. The restricted share units are scheduled to vest in February 2020.
2019 Stock Vested Table
The following table sets forth information for each NEO with respect to the vesting of stock awards during fiscal year 2019, and the value realized upon such vesting. The Company has not issued stock options.

	Stock Awards (1)
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting) ($)
Ken Karels	41,163	$1,473,331
Peter Chapman	11,137	395,170
Doug Bass	6,716	237,670
Karlyn Knieriem	733	28,932
Timothy Kintner	—	—
Michael Gough	2,046	73,594
(1) Amounts shown in these columns reflect Performance Share Units and Restricted Share Units awards that vested during fiscal year 2019. The value realized was determined by multiplying the number of share vested by the closing price of the Common Stock on the vest date. See the Summary Compensation Table, Annual Cash Incentive Compensation and Long-Term Incentive Compensation sections for details on these types of awards.
Potential Payments Upon Termination or Change in Control
As noted under "Compensation Discussion & Analysis - Post-Termination Compensation" set forth in this Proxy Statement, we have entered into employment agreements with each of our NEOs, except for Mr. Kintner, that provide for payments in connection with such NEOs termination, whether in connection with a change in control or otherwise. We entered into a change in control agreement with Mr. Kintner. The benefits to be provided to the current NEOs under the employment agreements, or the change in control agreement for Mr. Kintner, upon various termination situations are described below, including a summary of payments that would have been required had a termination taken place on September 30, 2019.
Payments Made Upon Termination
The NEO's rights upon termination of his or her employment depend upon the circumstances of the termination. Central to an understanding of the rights of each NEO under the employment agreements is an understanding of the definitions of 'Cause' and 'Good Reason' that are used in those agreements. For purposes of the employment agreements:
•The Company has Cause to terminate the NEO if the NEO has engaged in any of a list of specified activities, including refusing to perform duties consistent with the scope and nature of his or her position, committing an act of gross negligence or willful misconduct resulting in or potentially resulting in economic loss or damage to the Company's reputation, conviction of a felony or other actions specified in the definition.
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•The NEO may elect to terminate his or her employment for Good Reason (and thereby gain access to the benefits described below) if the Company (i) materially reduces the NEO's duties and responsibilities; (ii) transfers the NEO's primary work site to a new location that is more than 50 miles from that in effect immediately prior to such transfer; (iii) diminishes the NEO's base salary by more than 10% unless such diminution applies to all other senior executives or (iv) materially breaches the agreement.
The employment agreements require, as precondition to the receipt of the payments described below, that the NEO sign a standard form of release in which he or she waives all claims that he or she might have against us and certain associated individuals and entities. The employment agreements also include non-compete and non-solicit provisions that would apply for one year following the termination of employment, and confidentiality and non-disparagement provisions that will apply indefinitely following termination.
Payment Obligations for Termination with Cause. If an NEO is terminated for Cause, he or she is entitled to receive amounts earned during the term of employment. Such amounts include (i) unpaid base salary through the date of termination; (ii) accrued but unused paid time off ("PTO") and (iii) reimbursements of properly submitted business expenses.
Payment Obligations Upon Death, Disability or Retirement. In the event of death, disability or retirement:
•Each NEO will be entitled to receive (i) unpaid base salary through the date of termination; (ii) accrued but unused paid time off; (iii) reimbursements of properly submitted business expenses and (iv) Earned Bonus and Prorated Bonus as defined in the Agreement. Such payments will be made no later than 60 days following the termination date under our current policies.
•In the case of termination due to permanent disability, the Company will continue to pay 100% of the NEO's then-current base salary for a period of 90 days following such termination.
•In the case of death, each NEO will immediately vest in all outstanding awards under the Company's incentive plans.
•In the case of disability or retirement, outstanding LTI awards will continue vesting on the vesting date(s) specified in the applicable award agreement, as if employment had not terminated and subject to continued compliance with the restrictive covenants within the Agreement.
Payment Obligations for Termination Without Cause or for Good Reason. In the event of termination without Cause or for Good Reason of an NEO, such NEO is entitled to the following amounts:
•the payment of (i) unpaid base salary; (ii) accrued but unused paid time off; (iii) reimbursements of business expenses will be made within 30 days of termination and (iv) all other accrued and vested benefits;
•the payment of Earned Bonus and Prorated Bonus will be made at the time that such bonus would have otherwise been paid had employment not been terminated;
•the cash severance payment equal to two times current salary and current target STI Plan bonus opportunity will be paid in 52 equal payments following termination date for Mr. Karels and one times current salary and current target STI Plan bonus opportunity will be paid in 26 payments following termination date for Messrs. Chapman and Bass and Ms. Knieriem will be paid on the regular payment dates in accordance with normal payroll practices, subject to any adjustments in payroll cycles;
•the continuation of benefits under the Company's group health insurance, vision and dental plans at the level provided immediately prior to termination date through the two-year anniversary date of such termination date, at which time the NEO may be eligible to elect to continue health care and dental coverage under COBRA, or the payment to the NEO of a lump-sum cash payment equal to 24 times the monthly COBRA cost of continued health and medical coverage for Mr. Karels and 12 times for Messrs. Chapman and Bass and Ms. Knieriem and, as applicable, his or her covered spouse and/or dependents at the level provided immediately prior to the termination date, with such payment grossed up for applicable taxes; and
•the continued vesting of outstanding awards under the LTI Plan on the vesting date(s) specified in the applicable award agreement, as if employment had not terminated and subject to continued compliance with the restrictive covenants within the agreement.
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Payment Obligations for Termination Without Cause or for Good Reason Following a Change in Control. In the event of termination without Cause of an NEO or by an NEO for Good Reason within 24 months of a change in control, such NEO shall be entitled to the same payments and items described above under "Payment Obligations for Termination Without Cause or for Good Reason" and will be paid on a date that is no later than 60 days following the termination date. Additionally:
•the severance payment will be paid in a lump-sum (instead of in installments) and equal to three times the sum of current base salary plus current target STI Plan bonus opportunity for Mr. Karels and equal to two times the sum of current base salary plus current target STI Plan bonus opportunity for Messrs. Chapman, Bass and Kintner and Ms. Knieriem; and
•in lieu of the continuation of benefits under the Company's group health insurance, vision and dental plans, a lump-sum cash payment equal to 24 times the monthly COBRA costs of continued health and medical coverage for the NEO and, as applicable, covered spouse and/or dependents at the level provided immediately prior to termination, with such payment grossed up for applicable taxes.
The table below shows potential payments to current NEOs if terminated upon death, disability or retirement, for Cause, without Cause or for Good Reason or without Cause or for Good Reason in connection with a change in control. The amounts shown assume that termination was effective as of September 30, 2019, and are estimates of the amounts that would be paid to the NEOs upon termination. All equity awards have been calculated using the closing stock price of the Company's Common Stock on September 30, 2019 of $33.00, as reported on NYSE. The actual amounts to be paid can only be determined at the actual time of an NEO's termination.

Name	Type of Payment	Death ($)	Disability ($)	Retirement ($)	Termination Without Cause ($)	Termination for Cause ($)	Termination in Connection with a Change-in-Control ($)
Ken Karels (10)	Compensation:
	Unpaid Base Salary (1)	$19,038	$19,038	$19,038	$19,038	$19,038	$19,038
	Accrued but unused PTO (2)	25,781	25,781	25,781	25,781	25,781	25,781
	Short-Term Incentive (3)	350,625	350,625	350,625	350,625	—	350,625
	90 day salary continuation (4)	—	190,385	—	—	—	—
	Severance Pay (5)	—	—	—	3,052,500	—	4,578,750
	Value of Unvested and Accelerated Equity:
	Restricted Share Units (6)	1,496,946	1,496,946	1,496,946	1,496,946	—	1,496,946
	Performance Share Units (7)	1,194,402	1,553,376	1,553,376	1,553,376	—	1,194,402
	Benefits and Perquisites:
	Benefit Continuation (8)	—	—	—	32,749	—	32,749
	Tax Gross up on Benefits and Perquisites (9)	—	—	—	10,541	—	10,541
	TOTAL	$3,086,792	$3,636,151	$3,445,766	$6,541,556	$44,819	$7,708,832
Peter Chapman	Compensation:
	Unpaid Base Salary (1)	$9,231	$9,231	$9,231	$9,231	$9,231	$9,231
	Accrued but unused PTO (2)	3,846	3,846	3,846	3,846	3,846	3,846
	Short-Term Incentive (3)	120,000	120,000	—	120,000	—	120,000
	90 day salary continuation (4)	—	92,308	—	—	—	—
	Severance Pay (5)	—	—	—	640,000	—	1,280,000
	Value of Unvested and Accelerated Equity:
	Restricted Share Units (6)	318,978	318,978	—	318,978	—	318,978
	Performance Share Units (7)	346,203	447,975	—	447,975	—	346,203
	Benefits and Perquisites:
	Benefit Continuation (8)	—	—	—	16,237	—	32,474
	Tax Gross up on Benefits and Perquisites (9)	—	—	—	5,226	—	10,453
	TOTAL	$798,258	$992,338	$13,077	$1,561,493	$13,077	$2,121,185
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Name	Type of Payment	Death ($)	Disability ($)	Retirement ($)	Termination Without Cause ($)	Termination for Cause ($)	Termination in Connection with a Change-in-Control ($)
Doug Bass	Compensation:
	Unpaid Base Salary (1)	$9,231	$9,231	$9,231	$9,231	$9,231	$9,231
	Accrued but unused PTO (2)	14,615	14,615	14,615	14,615	14,615	14,615
	Short-Term Incentive (3)	104,325	104,325	—	104,325	—	104,325
	90 day salary continuation (4)	—	92,308	—	—	—	—
	Severance Pay (5)	—	—	—	747,750	—	1,495,500
	Value of Unvested and Accelerated Equity:
	Restricted Share Units (6)	292,710	292,710	—	292,710	—	292,710
	Performance Share Units (7)	328,317	405,504	—	405,504	—	328,317
	Benefits and Perquisites:
	Benefit Continuation (8)	—	—	—	16,374	—	32,749
	Tax Gross up on Benefits and Perquisites (9)	—	—	—	7,135	—	14,270
	TOTAL	$749,198	$918,693	$23,846	$1,597,644	$23,846	$2,291,717
Karlyn Knieriem	Compensation:
	Unpaid Base Salary (1)	$5,885	$5,885	$5,885	$5,885	$5,885	$5,885
	Accrued but unused PTO (2)	7,601	7,601	7,601	7,601	7,601	7,601
	Short-Term Incentive (3)	57,375	57,375	—	57,375	—	57,375
	90 day salary continuation (4)	—	58,846	—	—	—	—
	Severance Pay (5)	—	—	—	369,750	—	739,500
	Value of Unvested and Accelerated Equity:
	Restricted Share Units (6)	76,527	76,527	—	76,527	—	76,527
	Performance Share Units (7)	53,130	61,644	—	61,644	—	53,130
	Benefits and Perquisites:
	Benefit Continuation (8)	—	—	—	24,170	—	48,341
	Tax Gross up on Benefits and Perquisites (9)	—	—	—	7,780	—	15,560
	TOTAL	$200,518	$267,878	$13,486	$610,732	$13,486	$1,003,919
Timothy Kintner	Compensation:
	Unpaid Base Salary (1)	$5,931	$5,931	$5,931	$5,931	$5,931	$5,931
	Accrued but unused PTO (2)	5,807	5,807	5,807	5,807	5,807	5,807
	Short-Term Incentive (3)	23,130	23,130	—	—	—	23,130
	90 day salary continuation (4)	—	—	—	—	—	—
	Severance Pay (5)	—	—	—	—	—	668,200
	Value of Unvested and Accelerated Equity:
	Restricted Share Units (6)	129,723	129,723	—	—	—	129,723
	Performance Share Units (7)	44,220	49,962	—	—	—	44,220
	Benefits and Perquisites:
	Benefit Continuation (8)	—	—	—	—	—	47,740
	Tax Gross up on Benefits and Perquisites (9)	—	—	—	—	—	15,366
	TOTAL	$208,811	$214,553	$11,738	$11,738	$11,738	$940,117
(1) For all types of termination listed above, each NEO would be entitled to receive base salary through the termination date and reimbursement of any business expenses. For each NEO, this amount as of September 30, 2019 is equivalent to six days of pay due to the fiscal year payroll cycle.
(2) For all types of termination listed above, each NEO would be entitled to receive payment for any accrued but unused PTO. For each NEO, the amount was determined as of September 30, 2019.

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(3) If employment terminates as a result of death, disability or following a change in control, each NEO will be paid their earned but unpaid STI payment.
In the case of termination as a result of retirement, as defined in the STI Plan, the NEO will be paid for earned but unpaid STI payment. Only Mr. Karels met the age and/or length of service requirement for retirement. Messrs. Chapman, Bass and Kintner and Ms. Knieriem did not meet the eligibility requirements for retirement and therefore would forfeit such STI payment.
In the case of termination without Cause or For Good Reason, each NEO, with the exception of Mr. Kintner, will be paid their earned but unpaid STI payment per their applicable employment agreements. Mr. Kintner only has a change in control agreement, and as a result, would not be eligible for his STI payment under the STI Plan rules.
In the case of a termination for Cause, any such STI payment is forfeited.
(4) If employment terminates as a result of a disability, each NEO, with the exception of Mr. Kintner, will continue to be paid at 100% of his or her base salary for a period of 90 days following such termination.
(5) In the event of a termination without Cause or for Good Reason, Mr. Karels would be eligible for a cash severance payment equal to two times the sum of his base salary plus STI target. Messrs. Chapman and Bass and Ms. Knieriem would each be eligible to receive a cash severance payment equal to one times the sum of their base salary plus STI target.
In the event of a termination following a change in control, Mr. Karels would be eligible for a lump-sum severance payment equal to three times the sum of his base salary plus STI target. Messrs. Chapman, Bass and Kintner and Ms. Knieriem would each be eligible for a lump-sum severance payment equal to two times the sum of their base salary plus STI target.
(6) In the event of termination as a result of death or following a change in control, for each NEO, all outstanding equity awards under the Omnibus Incentive Plan would immediately vest as of the date of such termination or the date of such change in control. If the award is a performance based award, vesting would occur at target.
In the event of termination as a result of disability or retirement, as defined in the Omnibus Incentive Plan, all outstanding equity awards would remain outstanding and vest on the applicable vesting date as if the NEO had remained employed through the applicable vesting date. Messrs. Chapman, Bass and Kintner and Ms. Knieriem did not meet the age and/or length of service requirement for retirement, as defined in the Omnibus Incentive Plan, in order to qualify for vesting on his or her outstanding share units.
In the event of a termination without Cause or For Good Reason, for Messrs. Karels, Chapman and Bass and Ms. Knieriem, all outstanding equity awards would remain outstanding and vest on the applicable vesting date as if the NEO had remained employed through the applicable vesting date per their employment agreements. Mr. Kintner's outstanding equity awards would be forfeited as he only has a change in control agreement.
In the vent of a termination for Cause, for each NEO, all outstanding equity awards under the Omnibus Incentive Plan would be forfeited.
For more information on the amounts included in this line, see the tables under "2019 Outstanding Equity Awards at Fiscal Year-End".
(7) For performance share unit awards, payments upon termination as a result of death or change in control were calculated at target level and payments upon termination as a result of disability, retirement or termination without Cause were calculated based upon the Company's performance as of September 30, 2019 for each award.
(8) In the event of a termination without Cause or for Good Reason, for Messrs. Chapman and Bass and Ms. Knieriem, each NEO would receive a lump-sum cash payment equal to 12 times the monthly COBRA cost of continued health, vision and dental coverage. Mr. Karels who would receive a lump-sum payment equal to 24 times the monthly COBRA cost of continued health, vision and dental coverage. Mr. Kintner would not be eligible for any lump-sum payments for continued health, vision and dental coverage as a result of termination without Cause or for Good Reason.
In the event of a termination following a change in control, each NEO would receive a lump-sum cash payment equal to 24 times the monthly COBRA cost of continued health, vision and dental coverage.
(9) As prescribed in the respective employment agreements and change in control agreement, each NEO's lump-sum payments for continued benefit coverage would be grossed up for applicable taxes. Such calculation of the tax gross-up in the above table is based upon a 22% federal income tax rate, 2.35% Medicare tax rate and, for Mr. Bass, a state income tax rate of 6%. Additionally, it was assumed that the social security wage base limit was met for all NEOs.
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(10) As noted, the foregoing table provides information as of September 30, 2019. On November 22, 2019, the Company entered into a CEO Transition and Retirement Agreement (the "Transition Agreement") with Mr. Karels in connection with Mr. Karels' announced retirement to occur on October 2, 2019. The Transition Agreement does not include change in control provisions that were in effect at September 30, 2019 for Severance Pay or accelerated vesting of equity awards. In accordance with the Transition Agreement, Mr. Karels will continue to receive a salary, incentives and benefits in accordance with the Company's normal and customary retirement procedures through the date of retirement. Following retirement, the Company and Mr. Karels will enter into a consulting agreement wherein Mr. Karels will serve as an independent contractor to the Company and the Bank for a period of 12 months at a monthly rate of $75,000. For full details regarding Mr. Karels' retirement and the Transition Agreement, please refer to the Company's 8-K filed on November 26, 2019 with the SEC.

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CEO PAY RATIO DISCLOSURE
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is providing the following disclosure about the relationship of the annual total compensation of our employees to the annual total compensation of Mr. Karels, our Chief Executive Officer. We believe that the pay ratio disclosed below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
For 2019:
•The median of the annual total compensation of all of our employees, other than Mr. Karels, was $48,822;
•Mr. Karels' annual total compensation, as reported in the Total column of the 2019 Summary Compensation Table, was $2,499,371; and
•Based on this information, the ratio of the annual total compensation of Mr. Karels to the median of the annual total compensation of all employees is estimated to be 51 to 1.
Since there have been no significant changes in the Company's employee population or employee compensation arrangements during fiscal year 2019, the Company used the same median employee that was determined as of September 30, 2018. For purposes of determining our median employee in 2018, we considered the gross taxable wages paid during fiscal year 2018 to our approximately 1,650 employees as of September 30, 2018 (excluding Mr. Karels). For employees that commenced employment with the Company after October 1, 2017, we annualized their compensation. We then ranked the gross taxable wages of all employees, except for Mr. Karels, in a range from lowest to highest and selected the employee whose gross taxable wages represented the median of the range as our "median employee". In determining the annual total compensation of the median employee, such employee's compensation was calculated in accordance with Item 402(c)(2)(x) of Regulation S-K, as required pursuant to the SEC executive compensation disclosure rules. This calculation is the same calculation used to determine annual total compensation for purposes of the Summary Compensation Table with respect to each of the Named Executive Officers.

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COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Company's Compensation Discussion & Analysis with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion & Analysis be included in the Company's Proxy Statement, its Annual Report on Form 10-K and such other filings with the SEC as may be appropriate.

Compensation Committee

Daniel Rykhus, Chair	James Spies	Stephen Lacy

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PROPOSAL NO. 2 — ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
Background of the Proposal
Pursuant to the requirements commonly referred to as "Say-on-Pay" rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act") and Section 14A of the Exchange Act, which became applicable to the Company in 2016, we are asking our stockholders to vote to approve, on an advisory (non-binding basis), the compensation of our NEOs as disclosed in this Proxy Statement. At our Annual Meeting in 2017, the Board recommended and our stockholders approved on an advisory basis holding a "Say-on-Pay" vote on an annual basis.
The Company believes that, consistent with sound corporate governance principles, it is appropriate to seek the views of the stockholders on the design and effectiveness of the Company's executive compensation program on an annual basis. At our Annual Meeting held in 2019, more than 95% of the votes cast were voted to approve the compensation paid to our NEOs. We believe these results confirmed our approach to executive compensation. Although this vote is advisory and thus non-binding, the Board and the Compensation Committee value the opinions of the stockholders and will consider the outcome of this "Say-on-Pay" vote when evaluating our compensation philosophy, policies and practices.
Executive Compensation
The Company believes that its compensation policies and procedures, which are reviewed and approved by the Compensation Committee, encourage a culture of pay-for-performance and are strongly aligned with the long-term interests of our stockholders. As more fully set forth under "Executive Compensation - Compensation Discussion & Analysis", the Compensation Committee has taken a number of actions in recent years to strengthen the Company's compensation philosophy and objectives. The Compensation Committee will continue to review all elements of the executive compensation program and take any steps it deems necessary to continue to fulfill the objectives of the program.
Stockholders are encouraged to carefully review the "Executive Compensation - Compensation Discussion & Analysis" section of this Proxy Statement for a detailed discussion of the Company's executive compensation program. While this stockholder vote is advisory and will not be binding on the Board and the Compensation Committee, outcome of the vote will be taken into consideration with respect to future executive compensation arrangements.
The Board has authorized a stockholder vote on the Company's fiscal year 2019 executive compensation as reflected in the Compensation Discussion & Analysis, including the disclosures regarding NEO compensation provided in the various tables included in this Proxy Statement, the accompanying narrative disclosures and the other compensation information provided in this Proxy Statement. This proposal, commonly known as a "Say-on-Pay" proposal, gives the Company's stockholders the opportunity to endorse or not endorse the Company's executive compensation program and policies through the following resolution:
RESOLVED, that the stockholders of Great Western Bancorp, Inc., approve, on a non-binding advisory basis, the fiscal year 2019 compensation of the Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion & Analysis, the compensation tables and narrative discussion in this Proxy Statement for the 2020 Annual Meeting of Stockholders.
Required Vote
This vote is an advisory vote only, and therefore it will not bind the Company or our Board. However, the Board and the Compensation Committee will consider the voting results as appropriate when considering future executive compensation arrangements. The approval of the non-binding advisory resolution approving the compensation of our NEOs described in this Proxy Statement requires the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting, in person or by proxy, and entitled to vote thereon. Abstentions will have the same effect as a vote against the proposal. Broker non-votes will have no effect on whether the proposal passes.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE NON-BINDING ADVISORY RESOLUTION APPROVING THE FISCAL YEAR 2019 COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.
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AUDIT COMMITTEE REPORT
The Audit Committee provides oversight of the Company’s financial reporting process on behalf of the Board. All members of the Audit Committee are independent from management and the Company (as independence is currently defined in the NYSE listing requirements and also meet the requirements of Rule 10A-3 of the Exchange Act).
The role and responsibilities of the Audit Committee are set forth in a written charter adopted by the Board. Management is responsible for the Company’s internal control over financial reporting, the financial reporting process and the Company’s consolidated financial statements. Ernst & Young LLP, the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements and of the effectiveness of internal control over financial reporting in accordance with auditing standards promulgated by the Public Company Accounting Oversight Board ("PCAOB") and to issue reports thereon. The members of the Audit Committee are not professionally engaged in the practice of accounting or auditing; as noted above, the Audit Committee’s responsibility is to monitor and oversee these processes.
In this context, the Audit Committee met with management and Ernst and Young LLP to discuss the fiscal year 2019 audited consolidated financial statements. Management represented to the Audit Committee that the Company’s audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee reviewed and discussed the audited consolidated financial statements with management and Ernst & Young LLP. The Audit Committee also discussed with Ernst & Young LLP matters required to be discussed by PCAOB Auditing Standard No. 1301 (Communications with Audit Committees), including their judgments about the quality, not just the acceptability, of the Company’s significant accounting principles, the reasonableness of critical accounting estimates and judgments in the Company’s consolidated financial statements, and the disclosures in the consolidated financial statements, including disclosures relating to significant accounting policies.
The Audit Committee also received the written disclosures and letter from Ernst & Young LLP required by the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence, and discussed and confirmed with Ernst & Young LLP their independence from the Company and its management.
The Audit Committee relies, without independent verification, on the information provided to the Audit Committee and on the representations made by management, internal auditors and the independent auditor. Based on discussions with management, internal auditors and Ernst & Young LLP, as well as the review of the representations given to the Audit Committee and Ernst & Young LLP’s reports, and subject to the limitations on the Audit Committee’s role and responsibilities referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2019, as filed with the SEC.

Audit Committee Members

Frances Grieb, Chair	James Brannen	James Israel

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PRINCIPAL ACCOUNTANT FEES
The following table presents fees billed by Ernst & Young LLP for the audit of the Company’s annual consolidated financial statements and internal control over financial reporting for the fiscal years ended September 30, 2019 and 2018, and fees billed for other services rendered by Ernst & Young LLP during those periods.

	2019	2018
Audit Fees (1)	$1,316,460	$1,209,000
Audit Related Fees (2)	110,335	107,120
All Other Fees (3)	61,293	180,000
Expenses	65,000	80,000
Total	$1,553,088	$1,576,120
(1) For fiscal year 2019, audit fees include $1,217,460 for audit of financial statements and services related to SEC filings and $99,000 for accounting consultation and other work related to the integrated audit For fiscal year 2018, audit fees included $1,184,000 for audit of financial statements and services related to SEC filings and $25,000 for audit procedures related to the 2017 Tax Cuts and Jobs Act.
(2) For fiscal year 2019, represents estimated fees for U.S. Department of Housing and Urban Development compliance audit ($58,350), Mortgage Electronic Reporting Systems compliance reporting ($15,914), Uniform Single Attestation Program for Mortgage Bankers compliance reporting ($20,157), FDIC compliance audit ($5,305) and agreed upon procedures related to the Colorado Public Deposit Protection Act ($10,609). For fiscal year 2018, represents fees for U.S. Department of Housing and Urban Development compliance audit ($56,650), Mortgage Electronic Reporting Systems compliance reporting ($15,450), Uniform Single Attestation Program for Mortgage Bankers compliance reporting ($19,570), FDIC compliance audit ($5,150) and agreed upon procedures related to the Colorado Public Deposit Protection Act ($10,300).
(3) For fiscal year 2019, Other Fees represent aggregate fees for advisory services related to Risk Asset Review Methodology Program. For fiscal year 2018, represents aggregate fees for advisory services related to the FDIC Insurance Assessment Project.
The Audit Committee Charter requires the pre-approval of all fees and services to be provided by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Company's independent registered public accounting firm must confirm to the Audit Committee that any proposed services to be provided do not impair their independence. The Audit Committee has sole authority, without action by the Board, for the review and approval of such services and fees. In fiscal year 2019 and 2018, all such fees and services were pre-approved by the Audit Committee in accordance with these procedures.
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PROPOSAL NO. 3 — RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed Ernst & Young LLP, independent registered public accounting firm, as independent auditors for the Company for the fiscal year ended September 30, 2020. The Board and the Audit Committee recommend that stockholders ratify the appointment of Ernst & Young LLP as independent auditors for the Company. The Company’s organizational documents do not require that stockholders ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, the Board believes such ratification is a matter of good corporate practice. If stockholders do not ratify the appointment, the Audit Committee will reconsider its selection but may still retain Ernst & Young LLP. Ernst & Young LLP has served as the independent registered public accounting firm for the Company since 2011.
The Audit Committee annually reviews the qualifications, performance and independence of the Company's independent auditor. In conducting its review, the Audit Committee considers, among other factors, information relating to Ernst & Young LLP's professional qualifications, and that of the partners and key members of the audit team; its current and historical performance on the Company's audit including the extent, timeliness and quality of communications with the Audit Committee and the Company's management; demonstrated professional skepticism and objectivity, including fresh perspectives brought through the required periodic rotation of the lead audit partner, the quality review partner and other partners who play a significant role in the audit engagement; the depth of financial services industry expertise and its institutional knowledge and understanding of the Company's business and systems; the audit quality of Ernst & Young LLP including results of PCAOB reports, peer reviews and information provided by Ernst & Young LLP on actions taken to enhance the quality of its audit practice; and the reasonableness of the cost of the audit services and consideration of the time and expense that would be incurred by management in order to onboard a new firm.
One or more representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and afforded an opportunity to make a statement if they desire to do so, and to be available to respond to questions from stockholders.
Required Vote
Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2020 requires the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting, in person or by proxy, and entitled to vote thereon. Abstentions will have the same effect as a vote against ratification.
THE BOARD OF DIRECTORS AND AUDIT COMMITTEE UNANIMOUSLY RECOMMEND THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP TO SERVE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2020.
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OTHER BUSINESS
As of the date of this Proxy Statement, management of the Company has no knowledge of any matters to be presented for consideration at the Annual Meeting other than those referred to above. If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy card intend to vote each proxy, to the extent entitled, in accordance with their best judgment.
STOCKHOLDER PROPOSALS FOR 2021 ANNUAL MEETING
Stockholders who, in accordance with the SEC’s Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2021 Annual Meeting of Stockholders (the "2021 Annual Meeting") must submit their proposals by certified mail, return receipt requested, and must be received by the Corporate Secretary at our principal offices in Sioux Falls, South Dakota, on or before August 25, 2020, to be eligible for inclusion in our proxy statement and proxy card relating to that meeting. In the event that we hold our 2021 Annual Meeting more than 30 days before or after the one-year anniversary date of the Annual Meeting, we will disclose the new deadline by which stockholders’ proposals must be received in our earliest possible Quarterly Report on Form 10-Q or, if impracticable, by any means reasonably calculated to inform stockholders. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.
In accordance with the Company’s Bylaws, proposals of stockholders intended to be presented at the 2021 Annual Meeting (other than director nominations) must be received by the Company’s Secretary no later than November 6, 2020, nor earlier than October 7, 2020 provided that if the 2021 Annual Meeting is held more than 30 days before, or 60 days after, February 4, 2021, such notice must be given by the later of the close of business on the date 90 days prior to the meeting date or the 10th day following the date the meeting date is first publicly announced or disclosed. Furthermore, in order for any stockholder to properly propose any business for consideration at the 2021 Annual Meeting, including the nomination of any person for election as a director, or any other matter raised other than pursuant to Rule 14a-8 of the proxy rules adopted under the Exchange Act, written notice of the stockholder’s intention to make such proposal must be furnished to the Company in accordance with, and including such information required by, the Company’s Bylaws. A copy of the Company’s Bylaws is available on our website at www.greatwesternbank.com under the Investor Relations tab.
The Governance Committee considers nominees recommended by stockholders as candidates for election to the Board using the same criteria as candidates selected by the Governance Committee discussed in “Proposal No. 1 Election of Directors.” A stockholder wishing to nominate a candidate for election to the Board at an annual meeting is required to give written notice to the Company’s Secretary of his or her intention to make a nomination in accordance with the requirements contained in the Company’s Bylaws. Pursuant to the Company’s Bylaws, notice of director nominations to be presented at the 2021 Annual Meeting must be received by the Company’s Secretary no later than November 6, 2020, nor earlier than October 7, 2020 provided that if the 2021 Annual Meeting is held more than 30 days before, or 60 days after, February 4, 2021, such notice must be given by the later of the close of business on the date 90 days prior to the meeting date or the 10th day following the date the meeting date is first publicly announced or disclosed. If the number of directors to be elected to the Board is increased and either all of the nominees for director or the size of the increased Board is not publicly announced or disclosed by the Company at least 100 days prior to the first anniversary of the preceding year’s annual meeting, notice of any stockholder nominees to serve as directors for any newly created positions resulting from the increased size may be delivered to the Company’s Secretary no later than the close of business on the 10th day following the first date all of such nominees or the size of the increased Board shall have been publicly announced or disclosed. A copy of the Company’s Bylaws is available on our website at www.greatwesternbank.com under the Investor Relations tab.
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DISTRIBUTION OF CERTAIN DOCUMENTS
The Annual Report of Great Western Bancorp, Inc. for the fiscal year ended September 30, 2019 (the “Annual Report”), which includes our Annual Report on Form 10-K for the fiscal year ended September 30, 2019, is being made available with this Proxy Statement to our stockholders. Stockholders are referred to the Annual Report for financial and other information about us. The Annual Report is not a part of this Proxy Statement. This Proxy Statement and the Annual Report are also available on our website at www.greatwesternbank.com under the Investor Relations tab.
We are required also to file annual, quarterly and current reports, proxy statements and other reports with the SEC. Copies of these filings are available through our website at www.greatwesternbank.com under the Investor Relations tab or the SEC’s website at www.sec.gov. We will furnish copies of our SEC filings (without exhibits), including this Proxy Statement, the Annual Report and our Annual Report on Form 10-K for the fiscal year ended September 30, 2019, without charge to any stockholder upon written request or verbal request to our Company’s Corporate Secretary 225 S. Main Ave., Sioux Falls, South Dakota 57104; (605) 334–2548; or toll free at (800) 952–2043.

BY ORDER OF THE BOARD OF DIRECTORS
Donald J. Straka
Corporate Secretary

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Great Western Bancorp, Inc.

VOTE

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors Recommends You Vote FOR Each Nominee in Proposal 1 and FOR Proposals 2 and 3

1. To elect as directors to the Board of Directors the nominees named below for a term of three years:

Nominee	For	Withhold
01 - Frances Grieb	☐	☐
02 - James Israel	☐	☐
03 - Stephen Lacy	☐	☐

Proposal	For	Against	Abstain
2. To approve, by advisory vote, a resolution on executive compensation.	☐	☐	☐
3. To ratify the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending September 30, 2020.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X 4 3 6 6 2 9

035HDB

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Great Western Bancorp, Inc.

Notice of 2020 Annual Meeting of Stockholders

The Phoenician
6000 E. Camelback Road
Scottsdale, Arizona
Proxy Solicited by Board of Directors for Annual Meeting — February 4, 2020

Ken Karels and Don Straka, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Great Western Bancorp, Inc., to be held on February 4, 2020 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR Each Nominee in Proposal 1 and FOR Proposals 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)

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